UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

MEI PHARMA, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 17, 2016

To the Stockholders of MEI Pharma, Inc.:

You are cordially invited to attend the Annual Meeting of the Stockholders of MEI Pharma, Inc., a Delaware corporation. The annual meeting will be held at 10:00 a.m. (Pacific Time), on Thursday, December 1, 2016, at the offices of MEI Pharma, Inc., located at 11975 El Camino Real, Suite 101, San Diego, CA 92130, unless postponed or adjourned to a later date. I look forward to meeting with many of our stockholders.

At the Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting and the proxy statement and report on MEI Pharma’s business. You will also have an opportunity to ask questions.

On behalf of our employees and Board of Directors, I would like to express our appreciation for your continued interest in MEI Pharma, Inc.

Sincerely,

Christine A. White, M.D.

Chairman of the Board

MEI Pharma, Inc.

This proxy statement is dated October 17, 2016 and is first being mailed or made available to stockholders of MEI Pharma on or about October 17, 2016.

MEI PHARMA, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 1, 2016

To the Stockholders of MEI Pharma, Inc.:

On behalf of the Board of Directors of MEI Pharma, Inc., a Delaware corporation (“MEI Pharma”), MEI Pharma is pleased to deliver the accompanying proxy statement in connection with the annual meeting of stockholders of MEI Pharma which will be held on December 1, 2016 at 10:00 a.m., Pacific Time, at the offices of MEI Pharma, Inc., located at 11975 El Camino Real, Suite 101, San Diego, CA 92130, for the following purposes:

1. To elect three directors to our Board of Directors, to serve until the expiration of their terms in fiscal year 2020 and until their successors are elected and qualified;

2. To approve the Amended and Restated MEI Pharma, Inc. 2008 Stock Omnibus Equity Compensation Plan (the “2008 Equity Plan”) to increase the number of shares of common stock that may be subject awards and make certain other changes to the plan terms included in the plan document attached as Annex A;

3. To ratify the appointment of BDO USA, LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending June 30, 2017;

4. To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the accompanying proxy statement; and

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The proposals are described in more detail in this proxy statement, which MEI Pharma encourages you to read carefully and in its entirety before voting.

This year, we are again using the Securities and Exchange Commission’s Notice and Access model (“Notice and Access”), which allows us to deliver proxy materials via the Internet. We believe Notice and Access provides stockholders with a convenient method to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about October 17, 2016, we mailed stockholders of record a Notice of Internet Availability of Proxy Materials with instructions on how to access the proxy materials electronically.

The close of business on October 5, 2016 has been fixed as the record date for determining those holders of MEI Pharma common stock entitled to receive notice of and vote at the annual meeting. Accordingly, only record holders of MEI Pharma common stock at the close of business on that date are entitled to notice of and to vote at the annual meeting and at any adjournments or postponements thereof.

All holders of MEI Pharma common stock are cordially invited to attend the annual meeting in person. You may revoke your proxy in the manner described in this proxy statement at any time before it is voted at the annual meeting.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting to be Held on December 1, 2016: MEI Pharma’s Proxy Statement, 2016 Annual Report and Form of Proxy Card are also available at https://www.edocumentview.com/MEIP.

Your vote is important regardless of the number of shares of common stock you own. Whether or not you expect to attend the annual meeting, please submit your proxy by Internet, telephone or mail following the instructions found on your Notice of Internet Availability of Proxy Materials or proxy card so that your shares of common stock may be represented and voted at the annual meeting.

By order of the Board of Directors,

Thomas M. Zech

Secretary and Chief Financial Officer

MEI Pharma, Inc.

October 17, 2016

MEI PHARMA PROXY STATEMENT TABLE OF CONTENTS

MEI PHARMA, INC.

11975 El Camino Real, Suite 101

San Diego, CA 92130

THE ANNUAL MEETING OF MEI PHARMA STOCKHOLDERS

To Be Held on Thursday, December 1, 2016, at 10:00 a.m. (Pacific Time), at the offices of MEI Pharma, Inc.

11975 El Camino Real, Suite 101, San Diego, CA 92130

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting To Be Held on December 1,

2016

This proxy statement and our annual report to security holders for the fiscal year ended June 30, 2016 are available at https://www.edocumentview.com/MEIP.

Information Concerning Solicitation and Voting

In this proxy statement, “MEI Pharma”, “the Company”, “we”, “us”, and “our” refer to MEI Pharma, Inc., unless the context otherwise provides.

General

We are furnishing this proxy statement to holders of our common stock in connection with the solicitation of proxies by our Board of Directors for use at our annual meeting of stockholders (the “Annual Meeting”) to be held on December 1, 2016 and at any adjournment or postponement thereof. Pursuant to rules adopted by the SEC, we are using the Internet as the primary means of furnishing proxy materials to our stockholders. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. The Notice contains instructions on how to access the proxy materials and vote your shares of common stock over the Internet. The Notice also contains instructions on how to request a printed copy of the proxy materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

Date, Time and Place

The Annual Meeting will be held on December 1, 2016, at the offices of MEI Pharma, Inc. 11975 El Camino Real, Suite 101, San Diego, CA 92130, commencing at 10:00 a.m. (Pacific Time).

Purposes of the MEI Pharma Annual Meeting

The purposes of the Annual Meeting are:

(1)	To elect three directors to the Board of Directors, each to serve until the annual meeting of stockholders in fiscal year 2020 and until their successors are elected and qualified or until their earlier resignation or removal;

(2)	To approve the Amended and Restated MEI Pharma, Inc. 2008 Stock Omnibus Equity Compensation Plan (the “2008 Equity Plan”) to increase the number of shares of common stock that may be subject to awards and make certain other changes to the plan terms included in the plan document attached as Annex A;

(3)	To ratify the appointment of BDO USA, LLP as MEI Pharma’s independent registered public accounting firm for the fiscal year ending June 30, 2017;

(4)	To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement; and

(5)	To conduct such other business as may properly come before the Annual Meeting or any adjournment, postponement or continuation thereof.

Record Date; Shares of Common Stock Outstanding and Entitled to Vote

We have fixed the close of business on October 5, 2016 as the record date for determination of the holders of our common stock entitled to notice of and to attend and vote at the Annual Meeting or any adjournment or postponement thereof. There were approximately 1,477 holders of record of our common stock at the close of business on the record date. At the close of business on the record date 36,772,428 shares of our common stock were issued and outstanding. Each share of common stock entitles the holder thereof to one vote at the Annual Meeting on all matters properly presented at the Annual Meeting. See the section titled, “Security Ownership of Certain Beneficial Owners and Management of MEI Pharma” in this proxy statement for information regarding persons known to our management to be the beneficial owners of more than 5% of the outstanding shares of our common stock.

Voting and Revocation of Proxies

The proxy accompanying this proxy statement is solicited on behalf of the Board of Directors of MEI Pharma for use at the Annual Meeting.

If you are a stockholder of record of MEI Pharma as of the record date referred to above, you may vote in person at the Annual Meeting, via the Internet by following the instructions provided in the Notice, via telephone by calling the toll-free number found on the proxy card, or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

•	To vote in person:

•	If you hold shares in your name as the stockholder of record, you may vote those shares in person at the Annual Meeting by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring proof of identification with you to the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you submit a proxy card for your shares in advance as described above, so your vote will be counted even if you later decide not to attend.

•	If you hold shares in street name through a broker, bank or other nominee, you may vote those shares in person at the Annual Meeting only if you obtain and bring with you a signed proxy from your nominee giving you the right to vote the shares. To do this, you should contact your nominee.

•	To vote on the Internet, go to the website indicated on the Notice to complete an electronic proxy card. You will be asked to provide MEI Pharma’s number and a control number from the enclosed proxy card. Your vote must be received by 1:00 a.m. (Pacific Time) on December 1, 2016 to be counted.

•	To vote over the telephone, dial the toll-free number on your proxy card or voting instruction form using a touch-tone phone and follow the recorded instructions. You will be asked to provide MEI Pharma’s number and control number from the enclosed proxy card. Your vote must be received by 1:00 a.m. (Pacific Time) on December 1, 2016 to be counted.

•	To vote using the proxy card, simply mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If we receive your signed proxy card before the Annual Meeting, we will vote your shares as you direct.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy card from the institution that holds your shares and follow the instructions included on that proxy card regarding how to instruct your broker to vote your MEI Pharma shares. If you do not give instructions to your broker, your broker can vote your MEI Pharma shares with respect to “discretionary” items but not with respect to “non-discretionary” items. The proposals relating to the election of directors, the approval of the 2008 Equity Plan and the approval, on an advisory basis, of the compensation of the Company’s named executive officers, are non-discretionary items. On non-discretionary items, for which you do not give your broker instructions, the shares will be treated as broker non-votes.

All properly executed proxies that are not revoked will be voted at the Annual Meeting and at any adjournments or postponements of the Annual Meeting in accordance with the instructions contained in the proxy. If a holder of our common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” Proposal No. 1 electing the three nominees to our Board of Directors; “FOR” Proposal No. 2 to approve the adoption of the 2008 Equity Plan to increase the number of shares of common stock that may be subject to awards and make certain other changes to the plan terms included in the plan document attached as Annex A; “FOR” Proposal No. 3 ratifying the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2017; and “FOR” Proposal No. 4 to approve, on an advisory basis, the compensation paid to MEI Pharma’s named executive officers.

Our stockholders of record may change their votes at any time before their proxy is voted at the Annual Meeting in one of three ways. First, a stockholder of record can send a written notice to the Secretary of MEI Pharma stating that the stockholder would like to revoke its proxy. Second, a stockholder of record can submit new proxy instructions either on a new proxy card, by telephone or via the Internet. Third, a stockholder of record can attend the Annual Meeting and vote in person. Attendance alone will not revoke a proxy. If a stockholder of record has instructed a broker to vote its shares of common stock, the stockholder must follow directions received from its broker to change those instructions.

Quorum and Vote of MEI Pharma Stockholders Required

A quorum of stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of one-third of the shares of the common stock issued and outstanding and entitled to vote at the Annual Meeting will constitute a quorum. If a quorum is not present at the Annual Meeting, we expect that the meeting would be adjourned or postponed to solicit additional proxies. Abstentions and broker non-votes will be counted towards a quorum.

For Proposal No. 1, the affirmative vote of a plurality of the votes cast is required to elect a director when a quorum is present. “Votes cast” excludes abstentions and any broker non-votes. Accordingly, abstentions and broker non-votes (shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients) will have no effect on the election of directors.

For Proposals No. 2, 3 and 4, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval. An abstention with respect to these proposals will be deemed present, but will not be voted. Accordingly, an abstention will have the effect of a vote “against” the proposal. Broker non-votes on a proposal are not counted or deemed present or represented for determining whether stockholders have approved the proposal.

At the record date for the Annual Meeting, the directors and executive officers of MEI Pharma owned less than 1% of the outstanding shares of MEI Pharma common stock entitled to vote at the Annual Meeting.

Solicitation of Proxies

In addition to solicitation by mail, our directors, officers, employees and agents may solicit proxies from our stockholders by personal interview, telephone, telegram or otherwise. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of our common stock for the forwarding of solicitation materials to the beneficial owners of our common stock. We will pay the cost of soliciting proxies, including reimbursing applicable brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

ELECTION OF DIRECTORS (PROPOSAL NO. 1)

The Board of Directors has nominated Dr. Thomas C. Reynolds, Mr. William D. Rueckert and Dr. Christine A. White to serve as directors for a term expiring at the annual meeting of stockholders to be held in fiscal 2020 and until their successors have been elected and qualified. Each of the nominees has consented to be named herein and to serve if elected. We do not know of anything that would preclude any nominee from serving if elected. If any nominee becomes unable to stand for election as a director at the Annual Meeting as a result of an event not anticipated by the Board of Directors, the proxy may be voted for a substitute designated by the Board of Directors. The identity and a brief biography of each nominee is set forth below. The Board of Directors has determined that Dr. Thomas C. Reynolds, Mr. William D. Rueckert and Dr. Christine A. White are independent directors within the meaning of the listing standards of the NASDAQ Capital Market.

Our restated certificate of incorporation, as amended, and amended and restated by-laws provide that the authorized number of directors shall be determined by a resolution of the Board of Directors, but shall be between two and nine. The number of directors currently authorized by the Board of Directors is seven. Under our restated certificate of incorporation, as amended, and amended and restated bylaws, our Board of Directors is divided into three classes, with the classes serving three-year staggered terms. Each class contains, as near as possible, one-third of the whole number of directors, with members of each class holding office for a three-year term. There are currently two directors whose terms expire at the annual meeting to be held in fiscal 2018, two directors whose terms expire at the annual meeting to be held in fiscal 2019 and three directors whose terms expire at the Annual Meeting.

Dr. Thomas C. Reynolds, Mr. William D. Rueckert and Dr. Christine A. White, are members of the class of directors whose terms expire at the Annual Meeting.

Business Experience of Nominees

Thomas C. Reynolds, M.D., Ph.D., age 57, Director

Dr. Reynolds was appointed as a director in February 2013. He has been President of Two Paddles Consulting LLC since December 2013, providing consulting services to biotechnology companies. Dr. Reynolds currently serves as an independent director of Trillium Therapeutics Inc. (NASDAQ: TRIL; TSX: TR), a public company listed on the Toronto Stock Exchange, since March 2014. Previously, he served as Chief Medical Officer of Seattle Genetics from March 2007 until his retirement in February 2013. While at Seattle Genetics, he was responsible for building and leading an integrated clinical development, regulatory and medical affairs organization, highlighted by the development and approval of ADCETRIS®. From 2002 to 2007, Dr. Reynolds served at ZymoGenetics (acquired by Bristol-Myers Squibb in 2010), most recently as Vice President, Medical Affairs, where he oversaw the clinical development and regulatory filing of RECOTHROM®. Previously, he was Vice President, Clinical Affairs at Targeted Genetics, and before that was at Somatix Therapy (acquired by Cell Genesys in 1997). Dr. Reynolds received his M.D. and Ph.D. in Biophysics from Stanford University and a B.A. in Chemistry from Dartmouth College.

William D. Rueckert, age 63, Director

Mr. Rueckert has been a director of MEI Pharma since April 2011. Mr. Rueckert was previously a director of MEI Pharma between March 2007 and March 2009. Mr. Rueckert joined the board of Delcath Systems, Inc. (NASDAQ: DCTH), a specialty pharmaceutical and medical device company focused on oncology, in December 2014. Mr. Rueckert was a director of Novogen Limited between March 2009 and December 2012, serving as its non-executive chairman beginning in October 2010. Mr. Rueckert was until June 2014, a director of Chelsea Therapeutics, Inc. when following approval of its drug, Northera, the company was sold to H. Lundbeck A/S. Mr. Rueckert is the President of Oyster Management Group LLC, an investment fund specializing in community banks. Since July, 2011, Mr. Rueckert has been a director of Fairfield County Bank, a community bank based in Ridgefield, CT. From 1988 to 2006 he was President and Director of Rosow & Company and its affiliates, a private investment firm based in Connecticut. From 1981 until 1988, he was President of United States Oil Company, a publicly traded oil exploration company. Among his many civic affiliations, Mr. Rueckert is Director and President of the Cleveland H. Dodge Foundation, Co-Chairman of the Board of the Trustees of Teachers College, Columbia University and a trustee of the Y Retirement Fund, a national pension fund for YMCA employees.

Christine A. White M.D., age 64, Director

Dr. White has been a director of MEI Pharma since August 2010. She served as Lead Director from January 2013 until she was appointed Chairman of the Board in December 2015. She was with Biogen Idec from 1996 to 2005, most recently as Senior Vice President, Global Medical Affairs, where she played an integral role in the development and commercialization of Rituxan® and Zevalin®. Previously, she served as the Director of Clinical Oncology Research and Chair of the Department of Medicine at Scripps Memorial Hospitals in La Jolla and Encinitas, California. Dr. White serves as a member of the board of directors of Arena Pharmaceuticals since 2006. She previously served as a member of the board of directors at Genoptix Medical Laboratory, Monogram Biosciences and Pharmacyclics Inc. Dr. White earned her B.A. in Biology and her M.D. from the University of Chicago and is Board certified in both Internal Medicine and Medical Oncology.

VOTE REQUIRED

Assuming a quorum is met, a nominee for director must receive a plurality of the votes cast by holders of the shares of common stock represented in person or by proxy at the Annual Meeting to be elected as a director. Votes may be cast in favor or withheld. Votes that are withheld and broker non-votes, if any, will be counted for purposes of determining the presence or absence of a quorum, but will have no effect on the election of the director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THOMAS C. REYNOLDS, M.D., Ph.D., WILLIAM D. RUECKERT AND CHRISTINE A. WHITE, M.D. AS DIRECTORS OF MEI PHARMA, INC.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors

Set forth below are the names and certain biographical information regarding our directors who are not being considered for re-election at the Annual Meeting.

Name	Age	Positions Held	Expiration of Term
Kevan E. Clemens, Ph.D.	72	Director	Fiscal 2018 Annual Meeting of Stockholders
Daniel P. Gold, Ph.D.	62	President, Chief Executive Officer and Director	Fiscal 2018 Annual Meeting of Stockholders
Charles V. Baltic III	55	Director	Fiscal 2019 Annual Meeting of Stockholders
Nicholas R. Glover, Ph.D.	47	Director	Fiscal 2019 Annual Meeting of Stockholders

Kevan E. Clemens, Ph.D., age 72, Director

Dr. Clemens was elected as a director in December 2014. He has a long and distinguished career in the pharmaceutical industry, highlighted by 25 years at Labratorios Syntex SA and Hoffman-La Roche in a number of development, sales and marketing positions. As Executive Vice President, Business Director at Roche, he was responsible for the blockbuster Global Oncology franchise, including its strategic plans, development and marketing. Prior to that, he was Vice President, Global Head of Specialty Care, Vice President, Global Head of Project Management and Vice President, Global Head of Clinical Operations for North and South America. Dr. Clemens served on the board of directors of Chelsea Therapeutics International from 2004 until its acquisition by H. Lundbeck A/S in June 2014. He also served on the board of directors of Kosan Biosciences from 2005 to 2008. Dr. Clemens obtained his Ph.D. in Chemistry from the University College London.

Daniel P. Gold, Ph.D., age 62, President, Chief Executive Officer and Director

Dr. Gold was appointed President & Chief Executive Officer in April 2010. He joined the Company with approximately 25 years of drug discovery and development experience, most recently as President and Chief Executive Officer of Prospect Therapeutics, a mid-stage oncology company. Prior to his tenure at Prospect, Dr. Gold was founder and Chief Scientific Officer of Favrille, where he was an integral member of a team that advanced the company’s lead oncology candidate through a pivotal Phase III clinical trial. He currently serves on the Board of Trustees of the Hope Funds for Cancer Research. Dr. Gold’s academic qualifications include Postdoctoral Fellowships at the Dana-Farber Cancer Institute, at the Harvard School of Medicine and the Massachusetts Institute of Technology, Center for Cancer Research. He holds a Ph.D. in Pathology/Immunology from Tufts University, Boston and a bachelor’s degree in Biology from the University of California Los Angeles.

Charles V. Baltic III, age 55, Director

Mr. Baltic has been a director of MEI Pharma since October 2011. Mr. Baltic has been a Managing Director and Co-Head of Healthcare at Needham & Company, LLC since 2009. Prior to joining Needham, Mr. Baltic was a Managing Director and head of the biotechnology practice at CRT Capital Group from 2006 to 2008. From 2001 to 2006, he served as a Managing Director in Healthcare Investment Banking at Wachovia Securities. Prior to Wachovia, he was with Healthcare Investment Banking at Cowen and Company for six years, ultimately serving as a Director in life sciences. Prior to beginning his investment banking career in 1996, Mr. Baltic practiced corporate and securities law with the firm of Dewey Ballantine, representing numerous healthcare and securities clients. Mr. Baltic is also a founding Trustee of the non-profit Hope Funds for Cancer Research since 2006, as well as a Director of the non-profit trade association Life Science Washington (formerly the Washington Biotechnology and Biomedical Association) since 2013, and a Director of SIDIS, Inc., a life sciences investment holding company, since 2014. Mr. Baltic is a former member of the U.S. Securities and Exchange Commission’s Advisory Committee on Small and Emerging Growth Companies from 2014 through 2015 and a former Director of MedVantage Inc. from 2006 through 2008, a controlling interest of which was acquired in 2007 by BP Informatics, Inc., a consortium of the Blues Plans of Massachusetts, North Carolina, Florida, Arkansas and Illinois, and which was ultimately acquired in 2011 by IMS Health. Mr. Baltic earned his B.A and J.D. degrees from Georgetown University and a M.B.A. degree in finance from the Wharton School of the University of Pennsylvania.

Nicholas R. Glover, Ph.D., age 47, Director

Dr. Glover was appointed as a director in June 2013. He is currently President & Chief Executive Officer of ProNAi Therapeutics Inc., a publicly held (NASDAQ: DNAI) drug development company advancing targeted therapies for the treatment of cancer. Prior to joining ProNAi, he served as President and Chief Executive Officer of YM BioSciences (NYSE: YMI; TSX: YM), an oncology drug development company, from November 2010 until its acquisition by Gilead Sciences for $510 million in February 2013. Previously, Dr. Glover was President and Chief Executive Officer of Viventia Biotech, a biopharmaceutical company involved in the discovery and development of monoclonal antibody-based technologies for the treatment of cancer, which he joined after serving as an investment manager for MDS Capital, a life sciences venture capital firm. Dr. Glover holds a B.Sc. (Hons) in Chemistry from the University of East Anglia, U.K., a M.Sc. in chemistry from the University of British Columbia, Canada, and a Ph.D. in chemistry from Simon Fraser University, Canada.

Information about the Board of Directors and its Committees

The Board of Directors has responsibility for the overall corporate governance of MEI Pharma. During the fiscal year ended June 30, 2016, a majority of the members of the Board of Directors were, and as of the date of this report are, independent within the meaning of the NASDAQ Stock Market (“NASDAQ”) rules.

The Board has established an Audit Committee to oversee the Company’s financial matters, a Compensation Committee to oversee the Company’s compensation policies, plans and programs and a Nominating and Governance Committee to assist the Board of Directors in nominating board members to be elected by the stockholders at the Annual Meeting, to fill vacancies and newly created directorships, and to evaluate and monitor all matters with respect to governance of the Company and oversee compliance by the Company with its legal and regulatory obligations.

Schedule of Committee Members

Board Member	Audit Committee	Compensation Committee	Nominating & Governance Committee
Charles V. Baltic, III
Christine A. White
Kevan E. Clemens
Nicholas R. Glover
Thomas C. Reynolds
William D. Rueckert

= Committee Member

= Committee Chair

= Financial Expert

Audit Committee

The Audit Committee of the Board of Directors has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee’s responsibilities include:

•	oversee financial and accounting activities;

•	select and recommend the annual appointment of independent auditors;

•	review and approve the scope of audit and non-audit assignments and related fees;

•	assess annually the Company’s major financial risks and exposures;

•	evaluate the independence and performance of the independent auditors:

•	review the accounting principles used in financial reporting;

•	review and assess our financial reporting activities and disclosures included in our periodic reports and the accounting standards and principles followed;

•	review the adequacy and effectiveness of our internal control over financial reporting; and

•	review and approve related party transactions.

The members of the Audit Committee are Mr. Rueckert (Committee Chair), who was appointed to the Audit Committee in August 2016, Mr. Baltic and Dr. Glover. Ms. Leah Rush Cann, who was appointed Committee Chair in March 2009 and determined to be an “audit committee financial expert”, resigned her position effective September 1, 2016 in connection with her resignation from the Board. Mr. Rueckert was appointed Committee Chair on September 1, 2016, and was determined by the Board of Directors to be a “audit committee financial expert” as defined by the SEC. Also, Dr. White rotated off the committee in August 2016.

The Board of Directors has determined that each of the Audit Committee members is independent, as defined by applicable NASDAQ and SEC rules. The Company has adopted an Audit Committee Charter, which is posted on its website at www.meipharma.com. The Audit Committee met four times during the fiscal year ended June 30, 2016.

Compensation Committee

The Compensation Committee acts on behalf of the Board to fulfill the Board’s responsibilities to:

•	oversee, review, modify and approve our compensation strategy and policies;

•	assess the independence of compensation consultants and legal advisors prior to engagement;

•	exercise sole power to retain compensation consultants and advisors and to determine the scope of the associated engagements;

•	review and approve annual corporate performance goals;

•	evaluate the chief executive officer’s and executive officers’ performance;

•	review and determine the compensation to be paid to our executive officers, including the allocation of equity related grants;

•	recommend the compensation and terms of appointment of non-executive directors to the Board of Directors for review and approval;

•	ensure the Company meets the reporting requirements promulgated by the SEC regarding compensation and disclosure of compensation and compensation related practices;

•	assess potential compensation related risks; and

•	evaluate and ensure compliance with “Say-on-Pay” requirements.

The Compensation Committee also consults with and considers the recommendations of the chief executive officer with respect to the appropriate level and mix of the various compensation components, focused primarily on the particular goals of applicable executives and employees in a particular year. The Board of Directors has adopted a written charter for the Compensation Committee, which is available on our website at www.meipharma.com. Dr. White served as the Chair of the Compensation Committee from July 2011 until August 1, 2016. Effective August 1, 2016, Dr. Clemens, who was appointed to the Compensation Committee in December 2014, was appointed Chair of the Compensation Committee. Dr. White remains a committee member. The other members of the Compensation Committee are Mr. Rueckert, Dr. Reynolds and Dr. Glover. The Board of Directors has determined that each member of the Compensation Committee is independent as defined by applicable NASDAQ rules. The Compensation Committee met five times during the fiscal year ended June 30, 2016.

The Compensation Committee engaged Frederic W. Cook & Co. (“FW Cook”) as independent compensation consultants to provide the Compensation Committee with data for assessing the fiscal year 2016 compensation program. FW Cook’s analysis included comparisons against a peer group comprised of companies similar to MEI Pharma. The analysis and recommendations provided by the consultants included the following areas: (i) cash compensation; (ii) equity compensation; (iii) annual and long-term incentive programs; and (iv) compensation for the Board and Committee members. Recommendations were provided to ensure that the Company’s compensation programs are competitive in its industry and are consistent with its compensation philosophy (see “Compensation Discussion and Analysis”).

Nominating and Governance Committee

Mr. Baltic has served as Chairman of the Nominating and Governance Committee since September 2012. On August 1, 2016, Dr. White joined the committee and Mr. Rueckert left the committee. Effective September 1, 2016, Ms. Cann resigned her membership on the Committee in connection with her resignation from the Board. The other member of the Nominating Committee is Dr. Reynolds. MEI Pharma’s Nominating and Governance Committee Charter is posted on its website at www.meipharma.com. The Nominating and Governance Committee met five times during the fiscal year ended June 30, 2016.

The Nominating and Governance Committee is responsible for assisting the Board of Directors in:

•	identifying qualified individuals who possess the desired experience and skills to serve on the Board;

•	proposing chairpersons and members on committees to the Board;

•	considering all qualified director candidates identified by the Nominating and Governance Committee, or by stockholders, in the event any member of the Board of Directors does not wish to continue in service or if the Board of Directors decides not to re-nominate a member for re-election;

•	overseeing the Board evaluation process and evaluating the size and composition of the Board; and

•	evaluating any shareholder proposal and whether to recommend to the Board of Directors and whether the Company shall support or oppose the proposal.

Stockholders who would like to propose an independent director candidate for consideration for nomination by the Board of Directors at next year’s annual meeting of stockholders may do so by submitting the candidate’s name, resume and biographical information to the attention of Thomas M. Zech, Secretary, MEI Pharma, Inc., 11975 El Camino Real, Suite 101, San Diego, California 92130. All shareholder nominations received by the Secretary, which comply with the advance notice provisions of the Company’s Amended and Restated Bylaws, will be presented to the Nominating and Governance Committee for the same consideration as individuals identified by the Nominating and Governance Committee through other means.

The Nominating and Governance Committee reviews the prospective candidate’s biographical information and assesses each candidate’s independence, diversity, skills and expertise based on a variety of factors, including the following criteria:

•	whether the candidate has exhibited behavior that indicates he or she is committed to the highest ethical standards;

•	whether the candidate has had broad business, governmental, non-profit or professional experience that indicates that the candidate will be able to make a significant and immediate contribution to the Board of Directors’ discussion and decision-making; and

•	whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director.

Application of these factors requires the exercise of judgment by members of the Nominating and Governance Committee when the Committee makes recommendations to the Board of Directors, and cannot be measured in a quantitative way. In addition, the Nominating and Governance Committee considers, as one factor among many, the diversity of Board candidates, which may include diversity of skills and experience as well as geographic, gender, age, and ethnic diversity. The Nominating and Governance Committee does not, however, have a formal policy with regard to the consideration of diversity in identifying Board candidates. The Nominating and Governance Committee and the Board of Directors generally value the broad business experience and independent business judgment in the health care, life sciences and other fields of each member. Specifically, Dr. White is qualified for the Board based on her business and medical experience in the healthcare field, including oncology research. Mr. Rueckert is qualified for the Board based on his business experience in the investment industry and his status as an “audit committee expert”. Mr. Baltic is qualified for the Board as a result of his business experience in the health care investment banking industry. Dr. Reynolds is qualified for the Board based on his medical experience and experience in clinical development and regulatory and medical affairs. Dr. Glover is qualified for the Board based on his business experience and his drug development experience in the oncology field. Dr. Clemens is qualified for the Board based on his business and pharmaceutical industry experience in the areas of commercialization, strategic marketing, business development and drug development in oncology.

In addition, the Nominating and Governance Committee oversees compliance by the Company with its legal and regulatory obligations and periodically reviews:

•	the Company’s Code of Business Conduct and Ethics;

•	the Company’s Insider Trading Policy;

•	the Company’s Corporate Disclosure Policy;

•	the Company’s certificate of incorporation;

•	the Company’s bylaws; and

•	the independent status of directors.

Governance Agreements

The Company entered into separate governance agreements with two of the investors in its December 2012 private placement financing; Vivo Ventures Fund VII, L.P. (“Vivo”) and New Leaf Ventures II, L.P. (“New Leaf”). Effective November 4, 2014, New Leaf terminated its governance agreement with the Company. In November 2015, Vivo disclosed that it had sold a portion of its shares, and beneficially owned less than 10% of the shares of common stock then outstanding, which effectively terminated Vivo’s rights under the governance agreement.

Director Independence

The Board of Directors has determined the independence of each director in accordance with the elements of independence set forth in the NASDAQ listing standards. Based upon information solicited from each director, the Board of Directors has determined that each of Mr. Rueckert, Dr. White, Dr. Reynolds, Mr. Baltic, Dr. Glover and Dr. Clemens has no material relationship with MEI Pharma and is “independent” within the meaning of NASDAQ’s director independence standards as currently in effect. In making the foregoing determinations, the Board of Directors has considered both the objective tests set forth in the NASDAQ independence standards and subjective measures with respect to each director necessary to determine that no relationships exist that would interfere with the exercise of independent judgment by each such director in carrying out responsibilities of a director. Dr. Gold, as President and Chief Executive Officer, is not considered independent in accordance with NASDAQ’s requirements.

Board Leadership Structure

Previously, the Board of Directors created the position of Lead Director to carry out the duties of the Chairman until the Nominating and Governance Committee identified and the Board appointed a director to the Chairman position. In December 2015, the Board of Directors eliminated the Lead Director position and elected Dr. White to the position of Chairman of the Board. Dr. White previously held the position of Lead Director since March 2013.

The Board of Directors does not have a policy addressing whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or if the roles should be separate. Our Board believes that it should have the flexibility to make its determination based upon what it considers to be the appropriate leadership structure for the Company at the time. The Board believes that its current leadership structure, with Dr. Gold serving as President and Chief Executive Officer and Dr. White serving as Chairman of the Board is appropriate for the Company at this time.

Board Role in Risk Oversight

Risk is an integral part of the Board and Committee deliberations throughout the year. While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives financial risk assessment reports from management. Risks related to the compensation programs are reviewed by the Compensation Committee. The Board is advised by these committees of significant risks and management’s response through periodic updates.

Stockholder Communications with the Board of Directors

The Company’s stockholders may communicate with the Board of Directors, including non-executive directors or officers, by sending written communications addressed to such person or persons in care of MEI Pharma, Inc., Attention: Secretary, 11975 El Camino Real, Suite 101, San Diego, California, 92130. All communications will be compiled by the Secretary and submitted to the addressee. If the Board of Directors modifies this process, the revised process will be posted on the Company’s website.

Appointment of Directors

The Company’s certificate of incorporation and by-laws provide that the number of directors will be set by resolution of the board, but shall be between two and nine. The Company currently has seven directors.

Under the Company’s certificate of incorporation and by-laws, directors are to be elected at each annual meeting of stockholders for a term of three years unless the director is removed, retires or the office is vacated earlier. The board is divided into three classes with respect to the term of office, with the terms of office of one class expiring each successive year. This classified board provision could discourage a third party from making a tender offer for the Company’s shares or attempting to obtain control of MEI Pharma. It could also delay stockholders who do not agree with the policies of the Board of Directors from removing a majority of the Board of Directors for two years.

A director may resign at any time. The resignation is effective upon receipt of notice. Any or all directors may be removed with or without cause by a resolution of stockholders entitled to vote to elect directors. Vacancies from resignation or removal or expansion of the size of the board may be filled by resolution of a majority of directors then in office or by a sole remaining director, and any director so appointed shall serve for the remainder of the full term of the class of directors in which the vacancy occurred.

Attendance of Directors at Board Meetings and Shareholder Meetings

During the fiscal year ended June 30, 2016, the Board of Directors held a total of four meetings, and each director attended at least 75% of the total number of meetings of the Board of Directors and of the meetings of each committee of the Board of Directors on which such director served.

All directors are expected to attend the Company’s annual meetings of stockholders. All directors then in office, attended the annual meeting of stockholders held in December 2015.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to the Company’s directors and employees and the Company has posted the text of the policy on its website at www.meipharma.com.

Executive Officers

The Company’s executive officers are appointed by and serve at the discretion of the Board of Directors. Set forth below are the names and certain biographical information regarding MEI Pharma’s executive officers as of June 30, 2016.

Daniel P. Gold Ph.D., age 62, President and Chief Executive Officer

See “Directors” above for biographical information regarding Dr. Gold.

Thomas M. Zech, age 65, Chief Financial Officer and Secretary

Mr. Zech has been Chief Financial Officer since June 2010. From May 2009 to June 2010, Mr. Zech was a consultant, providing finance and accounting advisory services to life science and technology companies. Until November 2008, Mr. Zech served as Vice President, Finance and Chief Financial Officer at Pacira Pharmaceuticals Inc., a specialty pharmaceutical company, which was the successor company to SkyePharma Inc. acquired in March 2007, from SkyePharma PLC. He transitioned to Pacira Pharmaceuticals from SkyePharma Inc., where he joined in 1999 as Controller and Corporate Secretary. Previously he held senior finance positions at Stratagene, Advanced Tissue Sciences, Allied Holdings and Psicor. Mr. Zech earned his bachelor’s degree in accounting from Lawrence Technological University and his MBA with a concentration in finance from the University of Detroit.

Robert D. Mass, M.D., age 62, Chief Medical Officer

Dr. Mass has been Chief Medical Officer since June 2011. Dr. Mass has more than 20 years of experience as a medical oncologist in both clinical practice and clinical drug development. He held a number of leadership positions at Genentech from 1998 to 2009, most recently as Head of Medical Affairs, BioOncology, a position created to strategically integrate and optimize all of the non-sponsored clinical programs within the company’s oncology portfolio. He also served on the Executive Development Review Committee at Genentech, which was responsible for the review and approval of all sponsored clinical programs across the company’s therapeutic portfolio. Previously he served as clinical science leader for Herceptin from 1999 to 2002, Tarceva from 2002 to 2003, and Avastin, currently the leading oncology therapeutic worldwide, from 2003 to 2007. Prior to joining Genentech, he practiced Hematology and Medical Oncology from 1988 to 1998. After leaving Genentech, Dr. Mass served as a consultant for several oncology companies, including MEI Pharma from October 2010 until his appointment as Chief Medical officer in June 2011. Dr. Mass consulted for Stem CentRx, Inc., a privately held biotechnology company, on a part-time basis, as its acting Chief Medical Officer until his resignation on December 31, 2014. Dr. Mass earned his bachelor’s degree in economics from Tufts University and his medical degree from Oregon Health & Science University. He completed his residency training in Internal Medicine and a fellowship in Hematology and Medical Oncology at the University of California-San Francisco and is certified by the American Board of Internal Medicine in both Internal Medicine and Medical Oncology.

David M. Urso, age 52, Senior Vice President of Corporate Development & General Counsel

Mr. Urso has been Senior Vice President of Corporate Development and General Counsel since March 2014. Mr. Urso joined MEI Pharma with more than two decades of experience in the life science industry, most recently as Chief Operating Officer and General Counsel at Tioga Pharmaceuticals, a privately held drug development company he co-founded in 2005. Previously, he was a Principal at Forward Ventures, where he was responsible for identifying and developing life science venture capital investments. Prior to joining Forward Ventures in 2002, Mr. Urso was Director of Corporate Development and Legal Affairs at DNA Sciences, Inc. Previously, he worked as an attorney in the corporate securities and licensing groups at Wilson Sonsini Goodrich & Rosati LLP and Cooley Godward LLP, after beginning his career as a bench scientist at SmithKline Beecham and the University of Pennsylvania Medical School. Mr. Urso received a J.D. from Harvard Law School and a B.A. in molecular biology and philosophy from Reed College.

APPROVAL OF AMENDED AND RESTATED

2008 STOCK OMNIBUS EQUITY COMPENSATION PLAN

(PROPOSAL NO. 2)

MEI Pharma’s 2008 Stock Omnibus Equity Compensation Plan, which we refer to as the “2008 Equity Plan,” was initially adopted in 2008 as the “MEI Pharma, Inc. 2008 Stock Omnibus Equity Compensation Plan.” The MEI Pharma Board of Directors believes having stock available for grant to be a significant contributing factor to the continued success of MEI Pharma, by enabling the Company to attract, motivate and retain directors, officers, employees and advisors who are expected to contribute to its success and achieve its corporate goals, which the Company believes will benefit its stockholders. The Board of Directors was assisted by its independent compensation consultant FW Cook in determining an appropriate increase of the number of authorized shares under the 2008 Equity Plan.

Effective December 1, 2016, the MEI Pharma Board of Directors has amended and restated the 2008 Equity Plan, subject to the approval of our stockholders, to increase the number of shares of our common stock authorized under the 2008 Equity Plan by 3,500,000 shares. As of the date stockholders approve this restatement, (i) 5,033,512 shares, less (ii) one share for every one share that was subject to an option or Stock Appreciation Right (“SAR”) granted after August 31, 2016 and 1.25 shares for every one share that was subject to a Full Value Award granted after August 31, 2016, will be authorized for grants made under the 2008 Equity Plan. The new reserve of 5,033,512 equals the sum of 3,500,000 new shares plus 1,533,512 plan shares that were remaining under the 2008 Equity Plan and available for grant as of August 31, 2016.

As of August 31, 2016, there were 5,061,734 shares of MEI Pharma common stock, which are counted as 5,152,488 plan shares under the 2008 Equity Plan’s fungible share ratio, subject to outstanding awards under the 2008 Equity Plan. No shares of common stock had been issued pursuant to the exercise or settlement of any awards granted under the 2008 Equity Plan since its inception in 2008. Accordingly, as of such date, under the current 2008 Equity Plan, which includes 3.5 million new shares to be approved by stockholders, 5,033,512 additional shares could be available for new awards. Assuming this restatement is approved by shareholders, the total number of shares authorized under the 2008 Equity Plan (including shares underlying outstanding awards) will equal 10,186,000.

We are also amending and restating the 2008 Equity Plan to make certain other changes to the plan terms included in the plan document attached as Annex A, including changing the limit on equity awards to each non-employee director in any single calendar year from a current limit of 80,000 shares to an aggregate limit on the fair value of all cash and equity compensation of $400,000, as described below under “Limits on Size of Awards—Limits per Participant,”.

We are seeking stockholder approval (i) in order to meet the published listing requirements of the NASDAQ Capital Market, (ii) so that compensation attributable to grants under the 2008 Equity Plan may qualify for an exemption from the $1,000,000 deduction limit under section 162(m) (see discussion of “Material Federal Income Tax Consequences” below), and (iii) in order for incentive stock options (“ISOs”) to meet the requirements of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”).

The Board of Directors believes that it is in the best interests of the Company and its stockholders to provide for an equity incentive plan under which compensation awards made to the Company’s executive officers, may be eligible to qualify for deductibility by the Company for federal income tax purposes. Accordingly, the 2008 Equity Plan is designed to permit the grant of awards that are intended to qualify as “performance-based compensation” not subject to the $1,000,000 deductibility cap under Section 162(m) of the Code (“Section 162(m)”), however, there is no guarantee that amounts payable under the 2008 Equity Plan will be treated as qualified “performance-based compensation” under Section 162(m). In general, under Section 162(m), for the Company to be able to deduct compensation in excess of $1,000,000 paid in any one year to the Company’s chief executive officer or any of the Company’s three other most highly compensated executive officers (other than the Company’s chief financial officer), such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that when the Company has discretion in setting performance goals under which compensation may be paid the material terms of the performance goals must be disclosed to and approved by the Company’s stockholders at least once every five years. For purposes of Section 162(m), the material terms include (i) the employees eligible to receive compensation; (ii) a description of the business criteria on which the performance goal is based; and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal. With respect to the various types of awards under the 2008 Equity Plan, each of these aspects is discussed below, and, as noted above, approval of the 2008 Equity Plan itself will constitute approval of each of these aspects of the 2008 Equity Plan for purposes of the approval requirements of Section 162(m).

The following table sets forth certain information about the 2008 Equity Plan as of August 31, 2016:

• Previously authorized number of Plan shares	6,686,000

• New Plan shares to be approved by stockholders under Proposal No. 2	3,500,000

• Number of shares relating to stock options, granted as of August 31, 2016	4,298,720

• Number of full value awards of restricted stock, restricted stock units, stock settled performance shares and unsettled stock units as of August 31, 2016	763,014

• Remaining number of authorized shares as of August 31, 2016 for future grants before stockholder approval of new shares requested under Proposal No. 2	1,533,512

• Remaining number of authorized shares as of August 31, 2016 for future grants after approval of new shares requested under Proposal No. 2	5,033,512

• Weighted average remaining term of outstanding options	7.3 years

• Weighted average exercise price of outstanding options	$3.24

The request for stockholders to approve 3.5 million new shares for MEI Pharma’s plan was set to result in maximum share dilution below the median of its peers. Additional consideration was given to its industry, size, volatility, and an estimate of the policies of some influential institutional stockholders and related vote advisory services. The amount of new stock plan dilution incurred by peer companies’ stockholders was reviewed to estimate the new share amount that would be supported at MEI Pharma. MEI Pharma’s share request was then set slightly below the median of total dilution allowed by peer company stockholders.

The 2008 Equity Plan, as amended and restated, is set forth in Annex A to this proxy statement, and the following description of the 2008 Equity Plan, as amended and restated, is only intended to be a summary of the key provisions of the 2008 Equity Plan. Such summary is qualified in its entirety by the actual text of the 2008 Equity Plan to which reference is made.

Description of the 2008 Equity Plan as Proposed to be Amended and Restated

Purpose

The purpose of the 2008 Equity Plan is to provide a means for us to attract, retain, motivate and reward present and prospective employees, non-employee directors and advisors by increasing their ownership interests in the Company.

Administration of Plan

The 2008 Equity Plan is generally administered by the Compensation Committee of the Board of Directors, except that the Board of Directors will perform the committee’s functions under the 2008 Equity Plan for purposes of grants of awards to members of the committee, and, to the extent permitted under applicable law and regulation, may perform any other function of the committee as well. The Compensation Committee has the authority, among other things, to: (i) select the present or prospective directors, officers, employees and advisors entitled to be granted awards under the 2008 Equity Plan; (ii) determine the types and amounts of awards, or combinations thereof, and whether such awards are to operate on a tandem basis or in conjunction with other awards; and (iii) determine the other terms and conditions of any award, including, without limitation, any restrictions or limitations on transfer, any vesting schedules or the acceleration thereof and any forfeiture provisions or waivers thereof.

The Compensation Committee’s authority with respect to awards to employees who are not directors or executive officers may be delegated to our officers or managers, including our Chief Executive Officer. This delegation may be revoked at any time.

Types of Awards

MEI Pharma’s present and prospective directors, officers, employees, and advisors and those of its subsidiaries and affiliates are eligible for awards under the 2008 Equity Plan.

Under the 2008 Equity Plan, individual awards may take the form of:

•	stock options, the exercise price of which may not be less than 100% of the fair market value of the shares covered by such grant on the date of grant, measured at the closing market price of the common stock on such date;

•	SARs;

•	restricted stock, consisting of shares of MEI Pharma stock that are subject to forfeiture based upon the failure to satisfy employment-related restrictions;

•	restricted stock units;

•	deferred stock, representing the right to receive shares of MEI Pharma stock in the future;

•	bonus stock and awards in lieu of cash compensation;

•	cash-based awards; and

•	other awards, not otherwise provided for, denominated or payable in, or the value of which is based in whole or in part upon the market or book value of, MEI Pharma stock, including Dividend Equivalents, as described below.

Dividend Equivalents. Dividend equivalents consist of a right to receive cash, other awards or other property equal in value to dividends paid with respect to a specified number of shares of MEI Pharma stock. Dividend equivalents may only be granted in connection with Full Value Awards. Dividends and dividend equivalents related to Full Value Awards that vest based on achievement of performance goals will only vest and be paid if and to the extent that the related Full Value Awards vest and are paid.

Transferability of Awards

No grant under the 2008 Equity Plan and no shares that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, except by will or by the laws of descent and distribution or with respect to grants other than ISOs, pursuant to a domestic relations order.

Notwithstanding the above, the Compensation Committee may provide, in a grant letter, that a grantee may transfer nonqualified options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws, according to such terms as the Compensation Committee may determine; provided that the grantee receives no consideration for the transfer and the transferred option will continue to be subject to the same terms and conditions as were applicable to the option immediately before the transfer.

Cancelled, Forfeited and other Terminated Awards

If and to the extent any stock-based awards are forfeited, terminated, or otherwise not paid in full, the shares subject to such grants will become available again for purposes of the 2008 Equity Plan. Shares of common stock surrendered in payment of the exercise price of an option, or withheld for payment of taxes, shall not be available for re-issuance under the 2008 Equity Plan. Upon the exercise of an option through a net exercise procedure, or upon the exercise of a SAR, both for purposes of calculating the number of shares remaining available for issuance under the 2008 Equity Plan and the number of shares remaining available for exercise under such option or SAR, the number of such shares shall be reduced by the gross number of shares for which the option or SAR is exercised and without regard to any cash settlement of a SAR. Except as provided with respect to cash settlement of SARs, to the extent that any grants are paid in cash and not in shares of common stock, any shares previously subject to such grants shall again be available for issuance or transfer under the 2008 Equity Plan and shall not count against the share limits for purposes of shares available under the 2008 Equity Plan. In addition, shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options will not be added to the shares available for future grants under the 2008 Equity Plan.

Limits on Size of Awards

Overall Limit. As noted above, subject to adjustment as provided in Sections 3(b) and 13 of the 2008 Equity Plan, as of the date stockholders approve the restatement of the 2008 Equity Plan, (i) 5,033,512 shares, less (ii) one share for every one share that was subject to an option or SAR granted after August 31, 2016 and 1.25 shares for every one share that was subject to a Full Value Award granted after August 31, 2016, will be authorized for grants made under the 2008 Equity Plan (the new share pool reflects 3.5 million new shares plus the shares that remained available for new grants as of August 31, 2016, less awards granted since such date). The total number of shares ever authorized under the 2008 Equity Plan (including shares underlying outstanding awards) will equal 10,186,000. A maximum of 2,000,000 shares may be subject to ISOs.

For each share that is subject to an option or SAR granted after August 31, 2016, the share limit referred above will be reduced by one share for every one share that was subject to an option or SAR and for each share that is subject to a Full Value Award granted after August 31, 2016, the limit will be reduced by 1.25 shares for every one share that was subject to a Full Value Award. Any shares that again become available for grants under the 2008 Equity Plan will be added as one share for every one share subject to options or SARs granted under the 2008 Equity Plan, and as 1.25 shares for every one share subject to Full Value Awards granted under the 2008 Equity Plan.

Substitute awards (awards made or shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Company subsidiary or with which the Company or any subsidiary combines) will not reduce the shares authorized for grant under the 2008 Equity Plan or the Section 162(m) limitations, nor will shares subject to a substitute award be added to the shares available for issuance or transfer under the 2008 Equity Plan. Additionally, in the event that a company acquired by the Company or any Company subsidiary or with which the Company or any subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for grants under the 2008 Equity Plan and will not reduce the shares authorized for grant (and shares subject to such grants will not be added to the shares available for grants); provided that grants using such available shares will not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and will only be made to individuals who were not employees or directors prior to such acquisition or combination.

Limits per Participant. Notwithstanding any other provision of the 2008 Equity Plan to the contrary, effective upon the approval of the restatement of the 2008 Equity Plan by our stockholders, during any single calendar year, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all grants to any non-employee director plus the sum of all cash payments paid or payable to such director for such year may not exceed $400,000. No other participant will be granted stock options or SARs with respect to more than 2,000,000 shares of common stock during any calendar year, or, in the case of Full Value Awards, with respect to more than 2,000,000 shares of common stock during any calendar year that are intended to comply with the performance-based exception for purposes of Section 162(m) that may be earned for each 12 months within a performance period. In addition, the 2008 Equity Plan provides that no advisor or employee may be granted cash-based awards pursuant to which more than $3,000,000 may be earned for each 12 months within a performance period. Each of the foregoing employee limitations will be multiplied by two with respect to grants made to an employee during the first calendar year in which he or she commences employment or service with the Company and its subsidiaries.

Adjustments for Changes in Common Stock and Certain Other Events

In the event that the Compensation Committee determines that any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or exchange of shares or other securities, stock dividend or other special, large and non-recurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, or other similar corporate transaction or event, affects our shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the 2008 Equity Plan, then the committee shall, in such manner as it may deem equitable, adjust any or all of:

•	the number and kind of shares of stock reserved and available for awards under the 2008 Equity Plan, including shares reserved for ISOs;

•	the number and kind of shares of stock specified in the annual per-participant limitations under the 2008 Equity Plan;

•	the number and kind of shares that may be issued in respect of outstanding awards; and

•	the exercise price, grant price or purchase price relating to any award (or, if deemed appropriate, the committee may make provision for a cash payment, including, without limitation, payment based upon the intrinsic (i.e., in-the-money) value, if any, with respect to any outstanding award).

In addition, the Compensation Committee shall make appropriate adjustments in the terms and conditions of, and the criteria included in, awards (including, without limitation, cancellation of unexercised or outstanding awards, or substitution of awards using stock of a successor or other entity) in recognition of unusual or nonrecurring events affecting us or our financial statements, or in response to changes in applicable law, regulation, or accounting principles.

Qualified Performance-Based Compensation

The Compensation Committee may determine that stock awards, stock units, cash-based awards, other stock-based awards and dividend equivalents granted to an employee will be considered “qualified performance-based compensation” under Section 162(m). When such awards are granted, the Compensation Committee will establish in writing (A) the objective performance goals that must be met, (B) the performance period during which the performance will be measured, (C) the threshold, target and maximum amounts that may be paid if the performance goals are met, and (D) any other conditions that the Compensation Committee deems appropriate and consistent with the 2008 Equity Plan and Section 162(m).

The business criteria may relate to the performance of the Company, or the performance of a parent company, a subsidiary, division, business segment or business unit of the Company or a subsidiary, or based upon performance relative to performance of other companies or upon comparisons or any of the indicators of performance relative to performance of other companies, or any combination of the foregoing. The Compensation Committee will use objectively determinable performance goals based on one or more of the following criteria: stock price, earnings per share, net earnings, operating earnings, earnings before income taxes, EBITDA (earnings before income tax expense, interest expense, and depreciation and amortization expense), return on assets, shareholder return, return on equity, growth in assets, unit volume, sales or market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures; pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); appreciation in and/or maintenance of the price of the shares or any other publicly-traded securities of the Company; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; general and administrative expense savings; year-end cash; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections (whether of the Company or the Company’s third-party manufacturer) and validation of manufacturing processes (whether the Company’s or the Company’s third-party manufacturer’s); clinical achievements (including initiating clinical studies, initiating enrollment, completing enrollment or enrolling particular numbers of subjects in clinical studies, completing phases of a clinical study (including the treatment phase), or announcing or presenting preliminary or final data from clinical studies, in each case, whether on particular timelines or generally); strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors); co-development, co-marketing, profit sharing, joint venture or other similar arrangements; financing and other capital raising transactions (including sales of the Company’s equity or debt securities); debt level year-end cash position; competitive market metrics; timely completion of new product roll-outs; sales or licenses of the Company’s assets (including its intellectual property, whether in a particular jurisdiction or territory or globally, or through partnering transactions); royalty income; implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, acquisitions and divestitures. The Compensation Committee may provide for exclusion of the impact of an event or occurrence which the Compensation Committee determines should appropriately be excluded, including (A) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (B) an event either not directly related to the operations of the Company, Company subsidiary, division, business segment or business unit or not within the reasonable control of management, or (C) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles.

The Compensation Committee will establish the performance goals (and any exclusions) in writing either before the beginning of the performance period or during a period ending no later than the earlier of 90 days after the beginning of the performance period or the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under Section 162(m). The Compensation Committee will not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals, and it will certify and announce the results for each performance period to all grantees after the announcement of the Company’s financial results for the performance period.

Change of Control

The vesting of awards in connection with a change of control or other event will be determined by the terms of the individual award agreement.

In the event of a change in control, the Compensation Committee may take one or more of the following actions with respect to any or all outstanding grants: (i) require surrender of outstanding vested options and SARs in exchange for payment by the Company, in cash or shares, in an amount equal to the “spread” of each such award; (ii) provide for the cancellation of unvested grants for no consideration; (iii) provide for the cancellation of out-of-the-money grants for no consideration; (iv) after giving an opportunity to exercise outstanding options and SARs, terminate any or all unexercised awards; or (v) determine that outstanding options and SARs that are not exercised will be assumed by, or replaced with comparable options or rights by, the surviving corporation, (or a parent or subsidiary of the surviving corporation), and other outstanding grants that remain in effect after the change in control be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

Prohibition on Repricing

Notwithstanding anything in the 2008 Equity Plan to the contrary, and other than pursuant to Section 13 of the 2008 Equity Plan that addresses equitable adjustments, the Compensation Committee will not without the approval of the Company’s stockholders (a) lower the exercise price per share of an option (or grant price of a SAR) after it is granted, (b) cancel an option or SAR in exchange for an option or SAR with a lower exercise price, cash or another grant (other than in connection with a change in control), or (c) take any other action with respect to an option or SAR that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the shares are listed.

Clawback and Recoupment

All awards under the 2008 Equity Plan are subject to the applicable provisions of the MEI Pharma clawback or recoupment policy, as such policy may be in effect from time to time and are subject to recoupment as may be required by applicable law, regulation or exchange listing requirements.

Amendment, Waiver and Termination

The 2008 Equity Plan may be amended, altered, suspended, discontinued or terminated by the Board of Directors without stockholder approval unless such approval is required by law or regulation, including, without limitation, under the rules of any stock exchange or automated quotation system on which MEI Pharma’s common stock is then listed or quoted. The Compensation Committee may waive any conditions or amend, alter, suspend, discontinue or terminate any award under the 2008 Equity Plan. No such change to the 2008 Equity Plan or any award may, without the participant’s consent, materially impair the rights of the participant under an outstanding award except as provided in the 2008 Equity Plan or applicable award agreement.

Material Federal Income Tax Consequences

The following is a brief description of the federal income tax consequences generally arising with respect to awards that may be granted under the 2008 Equity Plan. This discussion is intended for the information of MEI Pharma stockholders considering how to vote at the MEI Pharma Annual Meeting and not as tax guidance to individuals who may participate in the 2008 Equity Plan. The summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign laws.

The grant of an option or SAR will create no tax consequences for the participant or MEI Pharma. A participant will not have taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and MEI Pharma will receive no tax deduction at that time. Upon exercising an option other than an ISO, the participant must generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and non-forfeitable stock received. In each case, MEI Pharma will generally be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant.

A participant’s disposition of stock acquired upon the exercise of an option or SAR generally will result in capital gain or loss measured by the difference between the sale price and the participant’s tax basis in such stock (or the exercise price of the option in the case of stock acquired by exercise of an ISO and held for the applicable ISO holding periods). Generally, there will be no tax consequences to MEI Pharma in connection with a disposition of stock acquired upon the exercise of an option or other award, except that MEI Pharma will generally be entitled to a tax deduction (and the participant will recognize ordinary taxable income) if stock acquired upon exercise of an ISO is disposed of before the applicable ISO holding periods have been satisfied.

With respect to awards granted under the 2008 Equity Plan that may be settled either in cash or in stock or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant generally must recognize ordinary income equal to the cash or fair market value of stock or other property received. MEI Pharma will generally be entitled to a tax deduction for the same amount. With respect to awards involving stock or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the participant generally must recognize ordinary income equal to the fair market value of the stock or other property received at the first time the stock or other property becomes transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier. MEI Pharma will generally be entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant. A participant may elect to be taxed at the time of receipt of the stock or other property rather than upon the lapse of restrictions on transferability or substantial risk of forfeiture, but if the participant subsequently forfeits such stock or property, the participant would not be entitled to any tax deduction, including capital loss, for the value of the stock or property on which the participant previously paid tax. Such election must be made and filed with the Internal Revenue Service within 30 days after the receipt of the stock or other property.

As discussed above, in certain cases the federal income tax deduction to which MEI Pharma otherwise is entitled may be limited by application of section 162(m) of the Code, which generally disallows a publicly-held corporation’s tax deduction for compensation paid to its chief executive officer and certain of its other most highly compensated executive officers in excess of $1,000,000 in any year; however, compensation that qualifies as “performance-based compensation” is excluded from the $1,000,000 deductibility cap. MEI Pharma intends that options and SARs granted under the 2008 Equity Plan at the fair market value of its common stock on the date of grant will qualify as performance-based compensation. Stock units, performance units, stock awards, dividend equivalents and other awards granted under the 2008 Equity Plan will qualify as performance-based compensation only when MEI Pharma’s Compensation Committee conditions such grants on the achievement of specified performance goals in accordance with the requirements of section 162(m) of the Code.

Under section 409A of the Code, an award under the 2008 Equity Plan may be taxable to the participant at 20 percentage points above ordinary federal income tax rates at the time the award becomes vested, plus interest and penalties, even if that is prior to the delivery of cash or stock in settlement of the award, if the award constitutes “deferred compensation” under section 409A of the Code and the requirements of section 409A of the Code are not satisfied.

The 2008 Equity Plan provides that MEI Pharma has the right to require participants under the 2008 Equity Plan to pay it an amount necessary for it to satisfy its federal, state, local and foreign tax withholding obligations with respect to such awards. As amended, the 2008 Equity Plan will permit the Company to determine the tax withholding rates, which comply with withholding requirements then in effect, and which will not cause an adverse accounting consequence or cost to the Company. MEI Pharma may withhold from other amounts payable to such individual an amount necessary to satisfy these obligations. Unless the Compensation Committee or its designee determines otherwise, a participant may satisfy this withholding obligation by having shares acquired pursuant to the award withheld.

Securities Authorized For Issuance Under Equity Compensation Plans

The table below shows, as of June 30, 2016, information for all equity compensation plans previously approved by stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,827,172	(1)	$4.29	3,858,828	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	2,827,172		$4.29	3,858,828

(1)	Consists of stock options issuable under the 2008 Equity Plan, under which 6,686,000 shares of common stock are authorized for issuance. The 2008 Equity Plan provides for the grant of options and/or other stock-based or stock-denominated awards to the Company’s non-employee directors, officers, employees and advisors.
(2)	In addition, there are 763,014 shares with respect to RSU’s granted under the plan. These RSU’s, after applying the Plan’s fungible share ratio, reduce the number of plan securities available for issuance as of June 30, 2016, by 853,768 shares. RSU’s granted after June 30, 2015 are counted as 1.25 plan shares (fungible share ratio). At June 30, 2016, the number of securities remaining available for future issuance under the plan after giving effect to RSU’s is 3,005,060. At August 31, 2016, the number of securities available for future issuance under the plan after giving effect to RSU’s is 1,533,512.

New Plan Benefits

Future benefits under the amended 2008 Equity Plan generally will be granted at the discretion of the Compensation Committee and are therefore not currently determinable.

During fiscal year 2016, stock option awards were granted to the named executive officers as set forth below under “Executive Compensation—Summary Compensation Table” and “—Grants of Plan-Based Awards.”

VOTE REQUIRED

The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve the amended and restated 2008 Equity Plan. Abstentions and broker non-votes, if any, will be counted for the purposes of determining the presence or absence of a quorum. Abstentions will have the effect of a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the proposal. A failure to vote by not returning a signed proxy will have no effect on the outcome of the proposal.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE MEI PHARMA, INC. 2008 STOCK OMNIBUS COMPENSATION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK THAT MAY BE SUBJECT TO AWARDS AND MAKE CERTAIN OTHER CHANGES INCLUDED IN THE PLAN DOCUMENT ATTACHED AS ANNEX A.

RATIFICATION OF APPOINTMENT OF BDO USA, LLP (PROPOSAL NO. 3)

Background

The Audit Committee has selected BDO USA, LLP (“BDO USA”) as independent registered public accounting firm to audit the financial statements and the internal controls over financial reporting of the Company for the fiscal year ending June 30, 2017. The Board of Directors is submitting the appointment of BDO USA to the stockholders for ratification as a matter of good corporate practice.

BDO USA has been engaged as the Company’s independent auditor since January 18, 2011. They have performed the Company’s annual audit of its financial statements for each fiscal year beginning with fiscal year ended June 30, 2011.

Representatives of BDO USA are expected to attend the Annual Meeting. The BDO USA representatives will have an opportunity to make a statement at the meeting and are expected to be available to respond to appropriate questions.

Fees Paid to Auditors

Audit Fees

During the fiscal year ended June 30, 2016, we incurred aggregate audit fees of $138,900 to BDO USA. Audit fees relate to professional services rendered in connection with the audit of our annual financial statements and internal controls, quarterly review of financial statements included in our Quarterly Reports on Form 10-Q and audit services provided in connection with other statutory and regulatory filings, including providing consents for inclusion of their opinion in registration statements filed with the Securities and Exchange Commission.

During the fiscal year ended June 30, 2015, we incurred aggregate audit fees of $169,700 to BDO USA.

Audit-related Fees

No audit-related fees were paid to BDO USA during the fiscal years ended June 30, 2016 and 2015.

Tax Fees

During the fiscal year ended June 30, 2016, we incurred aggregate tax fees of $8,200 to BDO USA. Tax fees comprise fees for professional services related to tax compliance and advice.

During the fiscal year ended June 30, 2015, we incurred aggregate tax fees of $8,100 to BDO USA.

Other Fees

No other fees were paid to BDO USA during the fiscal years ended June 30, 2016 and 2015.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedure for pre-approving all audit and non-audit services to be performed by our independent auditors. The policy requires pre-approval of all services rendered by our independent auditors either as part of the Audit Committee’s approval of the scope of the engagement of the independent auditors or on a case by case basis.

VOTE REQUIRED

The ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2017 will require approval by the majority of the votes cast by the holders of the shares of our common stock voting in person or by proxy at the Annual Meeting. Stockholders may vote either for or against or abstain from voting on the proposal to ratify the selection of BDO USA, LLP as our independent registered public accounting firm. Abstentions and broker non-votes, if any, will be counted for the purposes of determining the presence or absence of a quorum. Abstentions will have the effect of a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the proposal. A failure to vote by not returning a signed proxy will have no effect on the outcome of the proposal.

In the event that the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection of audit firms, but may decide not to change its selection. Even if the appointment is ratified, the Audit Committee may appoint a different independent registered public accounting firm at any time if it determines that such a change would be in our stockholders’ best interest.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF BDO USA, LLP TO ACT AS MEI PHARMA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2017.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of MEI Pharma has furnished the following report on its activities during the fiscal year ended June 30, 2016. The report is not deemed to be “soliciting material” or “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that MEI Pharma specifically incorporates it by reference into any such filing.

The Audit Committee oversees the financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial reporting process, principles and internal controls as well as preparation of our financial statements. For the fiscal year ended June 30, 2016, the members of the Audit Committee were Ms. Cann (Committee Chair), Dr. White, Mr. Baltic and Dr. Glover, each of whom is an independent director as defined by the applicable NASDAQ and SEC rules. The Audit Committee met four times during the fiscal year ended June 30, 2016. On August 1, 2016, Dr. White rotated off the Audit Committee and was replaced by Mr. Rueckert. On September 1, 2016, Ms. Cann resigned her position on the board of directors and its committees. Mr. Rueckert was appointed chairman of the Audit Committee on the same date.

In fulfilling its responsibilities, the Audit Committee appointed independent auditors BDO USA for the fiscal year ended June 30, 2016. The Audit Committee reviewed and discussed with the independent auditors the overall scope and specific plans for their audit. The Audit Committee also reviewed and discussed with the independent auditors and with management MEI Pharma’s audited financial statements and the adequacy of its internal controls. The Audit Committee met with the independent auditors, without management present, to discuss the results of our independent auditor’s audits, their evaluations of MEI Pharma’s internal controls and the overall quality of MEI Pharma’s financial reporting.

Although the Audit Committee has the sole authority to appoint the independent auditors, the Audit Committee will continue its practice of recommending that the Board of Directors ask the stockholders, at their annual meeting, to ratify their appointment of the independent auditors.

The Audit Committee monitored the independence and performance of the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16—Communications with Audit Committees. MEI Pharma’s independent auditors have provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent auditor the independent auditor’s independence. Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2016, for filing with the SEC.

Mr. William D. Rueckert

Mr. Charles V. Baltic III

Dr. Nicholas R. Glover

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(PROPOSAL NO. 4)

At our 2011 annual meeting of stockholders, our stockholders indicated their preference that we solicit a non-binding advisory vote on the compensation of the named executive officers, commonly referred to as a “Say-on-Pay” vote, every three years. However, in consideration of stockholder and proxy advisor input, our Board of Directors reconsidered the frequency of our “Say-on-Pay” vote and beginning with the annual meeting of stockholders held in December 2014, increased the frequency from a triennial to an annual vote. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The compensation of our named executive officers subject to the vote is disclosed in the “Compensation Discussion and Analysis—Compensation Philosophy and Objectives” section and the compensation tables and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles, aligned with our stockholders’ interests and consistent with current market practices. Compensation of our named executive officers is intended to enhance stockholder value by attracting, motivating and retaining qualified individuals to perform at the highest levels and to contribute to our growth and success.

We urge stockholders to read the information below under “Compensation Discussion and Analysis”, including the Company’s Compensation Philosophy and Objectives as well as the related compensation tables and narrative, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. Our Board of Directors and the Compensation Committee believe that our compensation policies and practices are effective in implementing our compensation philosophy and in helping us achieve our corporate goals.

Accordingly, our Board of Directors is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to MEI Pharma, Inc. named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the fiscal year 2017 annual meeting of stockholders, including the discussion under the heading “Compensation Discussion and Analysis”, the compensation tables and the other narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on us or our Board of Directors. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to us and our Board of Directors and, accordingly, our Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires a majority of the votes cast by stockholders entitled to vote on the proposal voting “FOR” approval. Abstentions and broker non-votes, if any, will be counted for the purposes of determining the presence or absence of a quorum. Abstentions will have the effect of a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the proposal. A failure to vote by not returning a signed proxy will have no effect on the outcome of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our compensation strategy, policies, programs and practices for our named executive officers identified in the Summary Compensation Table. For fiscal year 2016, our named executive officers consist of Daniel P. Gold, Ph.D., our President, Chief Executive Officer & Director, Thomas M. Zech, our Chief Financial Officer, Robert D. Mass, MD, our Chief Medical Officer and David M. Urso, our Senior Vice President of Corporate Development and General Counsel, to whom we collectively refer in this Compensation Discussion and Analysis as our “executive officers.”

We are an oncology company focused on the clinical development of novel therapies for cancer. Our portfolio of drug candidates includes Pracinostat, an oral histone deacetylase (“HDAC”) inhibitor being developed in combination with azacitidine for the treatment of patients with newly diagnosed acute myeloid leukemia (“AML”) who are ≥75 years of age or unfit for intensive chemotherapy and high-risk myelodysplastic syndrome (“MDS”). In August 2016, we entered into an exclusive worldwide license, development and commercialization agreement with Helsinn Healthcare SA (“Helsinn”) for Pracinostat in AML and other potential indications. Our clinical development portfolio also includes ME-401, an oral inhibitor of phosphatidylinositide 3-kinase (“PI3K”) delta being developed for B-cell malignancies, and ME-344, a mitochondrial inhibitor that has shown evidence of clinical activity in refractory solid tumors. We own exclusive worldwide rights to ME-401 and ME-344.

Compensation Philosophy and Objectives

We believe that the performance of our executive officers significantly impacts our ability to achieve our corporate goals. We, therefore, place considerable importance on the design and administration of our executive officer compensation program. This program is intended to enhance stockholder value by attracting, motivating and retaining qualified individuals to perform at the highest levels and to contribute to our growth and success. Our executive officer compensation program is designed to provide compensation opportunities that are tied to individual and corporate performance.

Our compensation packages are also designed to be competitive in our industry. The Compensation Committee regularly consults with compensation consultants, legal counsel and other advisors in designing our compensation program, including evaluating the competitiveness of individual compensation packages in relation to our corporate goals.

Our overall compensation philosophy has been to pay our executive officers an annual base salary and to provide opportunities, through cash and equity incentives, to deliver higher compensation if certain key performance goals are satisfied or exceeded. The main principles of our fiscal year 2016 compensation strategy included the following:

•	Compensation decisions are driven by a pay-for-performance philosophy;

•	Compensation should reflect individual and corporate performance; and

•	Target annual compensation is positioned to allow for above-median compensation to be earned through an executive officer’s and the Company’s extraordinary performance.

In fiscal year 2016, the total compensation of all of our officers was below the median of our compensation peer group, discussed further below. Fiscal year 2016 was a year of progress in the areas of clinical, regulatory and business development. The Company made significant progress in the second-half of fiscal year 2016, related to the clinical and regulatory development of Pracinostat in AML. The Company’s strategy and efforts resulted in Breakthrough Therapy Designation from the FDA and an exclusive license agreement with Helsinn in August 2016. The terms of the license agreement included $20 million in near-term payments and up to $444 million in potential regulatory and sales-based milestone payments, in addition to potential royalty payments on sales.

Corporate Goals for Fiscal Year 2016

Annual performance goals are set by the Compensation Committee, and they are as objective as possible in both their definition and their scoring at the end of the period. This is consistent with the multi-year timeline associated with the drug development business, where annual goals are milestones for a value-creating process. The following is a description of the primary corporate goals for fiscal year 2016, which assisted the Compensation Committee in determining total compensation. Goal achievement was measured objectively as possible and it was determined that the Company had met less than 100% of the approved corporate goals, but the Compensation Committee believed that management’s efforts resulting in receiving Breakthrough Therapy Designation from the FDA and negotiating a successful license agreement with Helsinn just after the end of the fiscal year, warranted an increase in the grading of corporate and management’s performance. The established goals were as follows:

•	Conduct the Company’s operations within the approved budget and maintain sufficient capital to fund internal clinical development plans.

•	Advance the company’s clinical development plan for investigational agents Pracinostat, ME-344 and ME-401.

•	Complete final data analysis of the Pracinostat AML study MEI-004, by January 15, 2016.

•	Make a determination of the path forward for Pracinostat.

•	Be prepared to initiate a global registration-enabling clinical study of Pracinostat by calendar Q4’2016.

•	Initiate Phase I multiple dose study of ME-401 in cancer patients by June 15, 2016.

•	Initiate randomized Phase II study of TKI +/-ME-344 by June 1, 2016

•	Present a three-year business plan to the Board of Directors by March 31, 2016.

The Compensation Committee, after considering the views of management and performing its own independent evaluation of goal achievement and performance versus expectations, assessed corporate performance at 105%, which included specified goals described above, the receipt of Breakthrough Therapy Designation in the treatment of AML, and the negotiation of the terms of the Helsinn license agreement, which included near-term payments of $20 million, including a $15 million upfront payment and a $5 million payment upon the earlier to occur of (i) dosing of the first patient in the upcoming Phase III study of Pracinostat in newly diagnosed AML patients unfit to receive induction therapy, or (ii) March 1, 2017. In addition, the Company will be eligible to receive up to $444 million in potential regulatory and sales-based milestones, along with royalty payments on the net sales of Pracinostat. Accordingly, the Compensation Committee awarded cash bonus awards at 105% of target levels, as described in “—Elements of Compensation—Performance-based Cash Incentives”.

The Compensation Committee’s Process

The Compensation Committee acts on behalf of the Board with respect to fulfilling the Board’s responsibilities to oversee the Company’s compensation policies, plans and programs and reviewing and determining, as appropriate, the compensation to be paid to executive officers and directors. In achieving this task, the Compensation Committee (i) reviews and approves corporate performance goals and objectives that support and reinforce the Company’s long-term strategic goals and compensation plans; (ii) establishes policies with respect to equity compensation arrangements, timing and pricing of equity awards for newly hired employees, promotions and annual grants for executive and non-executive employees and directors; (iii) reviews regional and industry-wide compensation practices and trends to assess the propriety, adequacy and competitiveness of the Company’s executive compensation programs among comparable companies in the Company’s industry; (iv) reviews and approves the terms of any employment agreements, severance agreements, change-of-control protections and any other compensatory arrangements of the executive officers; (v) performs and considers a compensation risk assessment; and (vi) considers shareholder feedback and Say-on-Pay voting results.

With respect to compensation of our Chief Executive Officer, the Compensation Committee evaluates the Chief Executive Officer’s performance in light of relevant performance goals and objectives, taking into account the policies of the Compensation Committee and, with respect to long-term incentive compensation, stockholder return and the results of the most recent stockholder advisory vote on executive compensation. The Compensation Committee reviews and approves (or if appropriate, recommends to the Board for final determination and approval) individual and corporate performance goals and objectives of the Company’s other executive officers. The Compensation Committee also makes recommendations to the Board with respect to this “Compensation Discussion and Analysis” section and recommends that such section be included in any of the Company’s annual reports on Form 10-K, registration statements, proxy statements or information statements.

The Compensation Committee meets at least once a year or more frequently as its members deem necessary or appropriate. Under the charter, the Compensation Committee has the authority, in its sole discretion, to retain or obtain the advice of a compensation consultant, legal counsel or other advisors as the Compensation Committee may determine to assist in the performance of the Compensation Committee’s duties and responsibilities, only after taking into consideration the factors prescribed by the SEC and NASDAQ that bear upon the adviser’s independence.

The Compensation Committee engaged FW Cook as compensation consultants. FW Cook has provided peer group data, which was used to assess the fiscal years 2014 through 2016 compensation programs. The peer group is described in more detail below and reference to peer data reflect such peer group.

Setting Executive Compensation

While the Compensation Committee considers peer group analysis as a component of its overall executive compensation decision process, it does not attempt to set executive compensation at a specific benchmark level, or percentile of compensation paid by other companies. The Compensation Committee determines the mix of compensation of each executive officer based on its review of such competitive data and an internal subjective analysis. We believe our approach to compensation reflects sound risk management practices, as it does not encourage excessive risk-taking by the Company’s executives.

Our peer group of companies for fiscal year 2016, consists of sixteen similar publicly-traded drug development companies, all approved by the Compensation Committee, with input from management and our compensation consultant. The peer group is composed of drug development companies with similar market characteristics, without material revenue from commercial products, and with emphasis on oncology companies as follows:

ArQule, Inc.	Oncothyreon Inc.
Curis, Inc.	Peregrine Pharmaceuticals, Inc.
CytRx Corporation	Progenics Pharmaceuticals, Inc.
Geron Corporation	Rigel Pharmaceuticals, Inc.
Immunomedics, Inc.	Sunesis Pharmaceuticals, Inc.
Infinity Pharmaceuticals, Inc.	Synta Pharmaceuticals Corp.
Mirati Therapeutics, Inc.	Threshold Pharmaceuticals, Inc.
OncoGenex Pharmaceuticals, Inc.	ZIOPHARM Oncology, Inc.

The Compensation Committee believes that, given the competitiveness of our industry and our company culture, our base compensation, cash incentives and equity programs are flexible, reward the achievement of clearly defined corporate goals and are generally sufficient to retain our existing executive officers and to hire new executive officers when necessary.

The peer data were used as context for setting executive officer compensation in fiscal year 2016. The committee does not set a target benchmark, but in fiscal year 2016, the value of total direct compensation for all named executive officers was below the median of the peer group companies.

Role of Shareholder Say-on-Pay Votes

At our annual meeting of shareholders held in December 2015, approximately 91% of the shares voted at the meeting approved, on an advisory basis, the compensation of our named executive officers. The Compensation Committee considers input from shareholders, its compensation consultant and proxy advisors, when assessing its compensation philosophy and the components of its compensation program, giving further consideration to the level of attainment of corporate goals and to the compensation data of the Company’s peer group so that compensation decisions are broadly consistent with market practice.

Elements of Compensation

Each executive officer’s compensation package is comprised of three key elements: (i) base salary, (ii) performance-based cash incentives and (iii) equity-based compensation. These elements of executive compensation are intended to align the interests of our executive officers with those of our stockholders.

Base Salary

Base salaries serve to provide a fixed amount of compensation to our executive officers for performing daily responsibilities, and also provide stability and security. We establish base salaries for our executive officers when they join our Company or upon promotion. In addition, base salaries for executive officers are reviewed and determined by the Compensation Committee on an annual basis, in consultation with our compensation consultant, based on each executive officer’s position and specific responsibilities, individual performance, level of experience, achievement of corporate goals and a review of both competitive salary and total compensation market data. All of the named executive officer salaries were at or below the median of the 2016 peer company compensation data reviewed at the start of the year, although this does not reflect a formal policy or target benchmark position. The base salaries of our named executive officers for each of the fiscal years ended June 30, 2016, 2015 and 2014 are set forth in the Summary Compensation Table.

Performance-based Cash Incentives

Our Compensation Committee believes that allocating a meaningful amount of our executive officers’ total cash compensation to the achievement of our corporate goals aligns our executive officers’ interests with those of our stockholders. Our Compensation Committee establishes annual incentive bonus targets for each of our executive officers, which targets are equal to a percentage of each executive officer’s base salary. Each executive officer’s actual earned annual incentive bonus, if any, is based on corporate goal achievement and other factors as determined by the Compensation Committee. For fiscal year 2016, bonus targets were set at 50%, 40%, 35% and 35% of base salary for our Chief Executive Officer, Chief Medical Officer, Chief Financial Officer, and Senior Vice President of Corporate Development and General Counsel, respectively. As described under “Corporate Goals for Fiscal Year 2016,” each of such executive officers earned a bonus equal to 105% of his respective target amount. Dr. Mass currently works a 40% part-time schedule and his bonus is pro-rated accordingly.

Equity-based Compensation

The Compensation Committee believes that long-term value creation is achieved through an ownership culture that encourages performance by our executive officers through stock and stock-based awards. Under our 2008 Equity Plan, which was amended in 2015, we may award incentive and non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, and performance shares and units. Stock options granted before the plan was amended in December 3, 2014, generally have five-year terms. Those granted after December 3, 2014, expire after 10 years, have an exercise price equal to the fair market value at grant, and executive stock option grants typically vest 25% after one year and in equal monthly installments thereafter over the next 36 months and have a three-month post-termination exercise period.

In fiscal year 2016, we granted annual options to the Chief Executive Officer, the Chief Medical Officer, the Chief Financial Officer and the Senior Vice President of Corporate Development & General Counsel in the amount of 307,500, 112,500, 90,000 and 127,500 options, respectively. Further, all fiscal year 2016 option awards were granted with an exercise price of $1.57, and had no intrinsic value at the Company’s fiscal year end stock price on June 30, 2016. The Committee views options as naturally performance based and the lack of in-the-money option value as a performance-based outcome that is aligned with stockholder interests and stockholder return.

The total compensation of each executive officer, which consisted of salary, bonus, and the grant date fair value of options was below the median of the peer group for all executive officers.

In June 2016, the Compensation Committee granted performance-contingent restricted stock units (“Performance Stock Units”) to the Chief Executive Officer, the Chief Medical Officer, the Chief Financial Officer and the Senior Vice President of Corporate Development & General Counsel in the amount of 102,740, 51,370, 17,123 and 51,370 Stock Units respectively. Each Performance Stock Unit, would be subject to forfeiture if the Company did not enter into a license agreement with a third party, with certain minimum total potential transaction proceeds of $300 million, with an upfront payment equal to at least $20 million, by December 7, 2016.

These Performance Stock Units were earned in fiscal 2017, when the Company entered into an exclusive license, development and commercialization agreement with Helsinn on August 5, 2016, which satisfied the Performance Stock Unit grant contingency. The earned Performance Stock Units continue to have a time-vesting requirement and each executive officer grantee must remain an employee of the Company for two years after the agreement date with Helsinn. The Performance Stock Units vest on August  5, 2018.

Employment Agreements

We have entered into written employment agreements with each of the named executive officers, which set forth the terms of their respective employments. None of the executive officer employment agreements were modified in fiscal year 2016.

Employment Agreement between Daniel P. Gold and MEI Pharma

In connection with Dr. Gold’s appointment as President and Chief Executive Officer, we entered into an Employment Letter Agreement, dated April 23, 2010 with Dr. Gold (the “Gold Employment Letter”). The Gold Employment Letter provided for an annual base salary of $400,000, subject to upward adjustment at the discretion of the Compensation Committee of the Board of Directors. Pursuant to the terms of the Gold Employment Letter, Dr. Gold was eligible to earn an annual cash bonus in an amount up to a maximum of 40% of the base salary, based on his achievement of milestones established by the Compensation Committee of the Board of Directors. Beginning in fiscal year 2015, the Compensation Committee established the target amount of Dr. Gold’s annual cash bonus as 50% of his base salary.

Dr. Gold may terminate his employment at any time and for any reason, upon providing three (3) months advance notice to us. Dr. Gold may terminate his employment with Good Reason (as defined in the Gold Employment Letter) by providing us with notice within sixty (60) days of the event giving rise to the Good Reason (and we do not cure the Good Reason event within thirty (30) days after receiving notice). We have the right to terminate the Gold Employment Letter with or without Cause (as defined in the Gold Employment Letter) at any time. If Dr. Gold’s employment is terminated by us without Cause or by Dr. Gold for Good Reason, Dr. Gold will be entitled to (i) a lump sum payment in an amount equal to twelve (12) months of his base salary and (ii) accelerated vesting of his options such that Dr. Gold will be vested in the same number of options as if he had continued to be employed by us for an additional twelve (12) months. The Gold Employment Letter contains confidentiality provisions.

Employment Agreement between Thomas M. Zech and MEI Pharma

In connection with Mr. Zech’s appointment as Chief Financial Officer, we entered into an Employment Letter, dated June 18, 2010, with Mr. Zech (the “Zech Employment Letter”). The Zech Employment Letter provided for an annual base salary of $250,000, subject to upward adjustment at the discretion of the Compensation Committee of the Board of Directors. Pursuant to the terms of the Zech Employment Letter, Mr. Zech was eligible to earn an annual cash bonus in an amount up to a maximum of 20% of the base salary based on his achievement of milestones established by the Compensation Committee of the Board of Directors. Beginning in fiscal year 2015, the Compensation Committee established the target amount of Mr. Zech’s annual cash bonus as 35% of his base salary.

Mr. Zech may terminate his employment at any time other than for Good Reason (as defined in the Zech Employment Letter), upon providing two (2) months advance notice to us. Mr. Zech may terminate his employment with Good Reason by providing us with notice within sixty (60) days of the event giving rise to the Good Reason (and we do not cure the Good Reason event within thirty (30) days after receiving notice). We have the right to terminate the Zech Employment Letter with or without Cause (as defined in the Zech Employment Letter) at any time. If Mr. Zech’s employment is terminated by us without Cause or by Mr. Zech for Good Reason, Mr. Zech will be entitled to (i) a lump sum payment in an amount equal to twelve (12) months of his base salary and (ii) accelerated vesting of his options such that Mr. Zech will be vested in the same number of options as if he had continued to be employed by us for an additional twelve (12) months. The Zech Employment Letter contains confidentiality provisions.

Employment Agreement between Robert D. Mass and MEI Pharma

In connection with Dr. Mass’s appointment as Chief Medical Officer, we entered into an Employment Letter, dated June 1, 2011, with Dr. Mass (the “Mass Employment Letter”). The Mass Employment Letter provided for an annual base salary of $350,000, subject to upward adjustment at the discretion of the Compensation Committee of the Board of Directors. Pursuant to the terms of the Mass Employment Letter, Dr. Mass was eligible to earn an annual cash bonus in an amount up to a maximum of 20% of the pro-rated base salary based on his achievement of milestones established by the Compensation Committee of the Board of Directors. Beginning in fiscal year 2015, the Compensation Committee has increased the target amount of Dr. Mass’s annual cash bonus to 40% of his base salary. Dr. Mass works a reduced hours schedule and worked a 25% part-time schedule from the commencement of his employment with us on June 1, 2011 through February 2012. Beginning March 2012, Dr. Mass worked a 50% of full-time schedule. Beginning in fiscal year 2014, Dr. Mass worked a 40% part-time schedule. It is anticipated that Dr. Mass will continue to work a 40% part-time schedule in fiscal year 2017. The number of hours worked by Dr. Mass may vary and his annual base salary and cash bonus paid will vary accordingly.

Dr. Mass may terminate his employment at any time other than for Good Reason (as defined in the Mass Employment Letter), upon providing two (2) months advance notice to us. Dr. Mass may terminate his employment with Good Reason by providing us with notice within sixty (60) days of the event giving rise to the Good Reason (and we do not cure the Good Reason event within thirty (30) days after receiving notice). We have the right to terminate the Mass Employment Letter with or without Cause (as defined in the Mass Employment Letter) at any time. If Dr. Mass’s employment is terminated by us without Cause or by Dr. Mass for Good Reason, Dr. Mass will be entitled to (i) a lump sum payment in an amount equal to twelve (12) months of his base salary and (ii) accelerated vesting of his options such that Dr. Mass will be vested in the same number of options as if he had continued to be employed by us for an additional twelve (12) months. The Mass Employment Letter contains confidentiality provisions.

Employment Agreement between David M. Urso and MEI Pharma

In connection with Mr. Urso’s appointment as Senior Vice President, Corporate Development and General Counsel, we entered into an Employment Letter dated March 6, 2014, with Mr. Urso (the “Urso Employment Letter”). The Urso Employment Letter provided for an annual base salary of $300,000. Beginning in fiscal year 2015, the Compensation Committee set the target amount of Mr. Urso’s annual cash bonus to 35% of his base salary based on his achievement of milestones established by the Compensation Committee of the Board of Directors. Beginning in fiscal year 2017, the Compensation Committee established the target amount of Mr. Urso’s annual cash bonus as 40% of his base salary.

Mr. Urso may terminate his employment at any time and for any reason, upon providing one (1) months’ advance notice to us. Mr. Urso may terminate his employment with Good Reason (as defined in the Urso Employment Letter) by providing us with notice within sixty (60) days of the event giving rise to the Good Reason (and we do not cure the Good Reason event within thirty (30) days after receiving notice). We have the right to terminate the Urso Employment Letter with or without Cause (as defined in the Urso Employment Letter) at any time. If Mr. Urso’s employment is terminated by us without Cause or by Mr. Urso for Good Reason, Mr. Urso will be entitled to (i) a lump sum payment in an amount equal to nine (9) months of his base salary and (ii) accelerated vesting of his options such that Mr. Urso will be vested in the same number of options as if he had continued to be employed by us for an additional nine (9) months.

Executive Benefits and Perquisites

The Company offers benefit programs to its employees, including named executive officers, which includes paid-time off; health insurance, including a company funded HSA account and a Company sponsored 401(k) plan. Our executive officers generally do not receive any supplemental retirement benefits or perquisites, and participate in the above listed benefit programs on the same basis as other full-time employees.

Severance and Change in Control Agreements

Each of Dr. Gold’s, Mr. Zech’s, Dr. Mass’s and Mr. Urso’s employment agreement provides for certain severance payments upon the applicable employee’s termination by us other than for cause or by the applicable employee for good reason, as such terms are defined in the respective employment agreement. Upon such a termination of employment, we will: (i) make a payment to the applicable employee in lieu of notice in an amount equal to twelve months of such employee’s base salary in the case of Dr. Gold, Mr. Zech and Dr. Mass and in an amount equal to nine months of such employee’s base salary in the case of Mr. Urso (as in effect at the time of such employee’s termination from employment), and (ii) accelerate the vesting of the applicable employee’s options so that such employee will be vested in the same number of shares of common stock subject to the options as if such employee had continued to be employed by us for an additional twelve months in the case of Dr. Gold, Mr. Zech and Dr. Mass and for an additional nine months in the case of Mr. Urso. Such payment and additional option vesting will be conditional upon the execution of a customary release of claims in favor of us and our affiliates, in a form prescribed by us. The payment in lieu of notice will be paid to the applicable employee in a single lump sum payment as soon as administratively practicable after the maximum review and revocation period for the release agreement as may be required under applicable law, if any, or such earlier date as determined in our sole discretion, but in no event more than 60 days after the applicable employee’s termination of employment in the case of Dr. Gold, Mr. Zech and Dr. Mass. If their employment had been terminated in accordance with the foregoing provisions on June 30, 2016, Dr. Gold, Mr. Zech, Dr. Mass and Mr. Urso would have been entitled to payments in the amount of $552,000, $326,000, $427,000 (prorated to the current year’s percentage work schedule) and $264,000, respectively, and the vesting of options to purchase 128,194 shares, 68,426 shares, 55,865 shares, and 60,000 shares of our common stock, respectively and, in the case of Dr. Gold, the issuance of 400,000 shares of common stock underlying restricted stock units (“RSUs”).

In the event of a change in control of MEI Pharma, as defined in the 2008 Equity Plan, unless the Compensation Committee of the Board of Directors determines otherwise, all of the options granted to Dr. Gold, Mr. Zech, Dr. Mass and Mr. Urso will accelerate and become fully exercisable effective upon the date of the change in control. As of June 30, 2016, the intrinsic value of unvested stock options that would accelerate and become fully exercisable upon a change in control, computed by multiplying the difference between the closing price per share of our common stock on June 30, 2016 of $1.36 and the exercise price of each stock option vested as a result of the termination, by the number of accelerated stock options for Dr. Gold, Mr. Zech, Dr. Mass and Mr. Urso, was $0, as there are no options with exercise prices below $1.36. The market value of Dr. Gold’s RSUs that would become fully vested and deliverable upon a change in control, computed based on the closing market price of our common stock on June 30, 2016, was $544,000.

Tax and Accounting Considerations

The accounting and tax consequences to the Company of certain compensation elements are important considerations for the Compensation Committee when evaluating and recommending compensation packages for our executive officers. Generally, the Compensation Committee seeks to balance its objective to create an effective compensation program that attracts, retains and rewards executives in order to maximize the return to stockholders with the need for appropriate accounting and tax consequences of such compensation.

The Compensation Committee is responsible for addressing the issues raised by Section 162(m) of the U.S. Internal Revenue Code (the “Code”), which makes certain “non-performance-based” compensation to certain executives of the Company in excess of $1,000,000 non-deductible to us. To qualify as “performance-based” under Section 162(m), compensation payments must be determined pursuant to a plan, by a committee of at least two “outside” directors (as defined in the regulations promulgated under the Code) and must be based on achieving objective performance goals. In addition, the material terms of the plan must be disclosed to and approved by stockholders and the outside directors or the Compensation Committee, as applicable, must certify that the performance goals were achieved before payments can be awarded.

The Compensation Committee will continue to examine the effects of Section 162(m), to monitor the level of compensation paid to executive officers and take appropriate action in response to the provisions of Section 162(m), to the extent practicable while maintaining competitive compensation practices. The Compensation Committee, however, reserves the right to recommend and award compensation that is not deductible under Section 162(m).

In addition to considering the tax consequences, the Compensation Committee considers the accounting consequences of its decisions, including the impact of expenses being recognized in connection with equity-based awards, in determining the size and form of different equity-based awards.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained within this Proxy Statement with management and, based on such review and discussions, our Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended June 30, 2016. Submitted on October 17, 2016 by the members of the Compensation Committee of the Board of Directors:

Dr. Christine A. White

Dr. Nicholas R. Glover

Dr. Thomas C. Reynolds

Mr. William D. Rueckert

Dr. Kevan E. Clemens

This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Exchange Act or the Securities Act, other than in the Company’s Annual Report on Form 10-K where it shall be deemed to be furnished, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth, for the fiscal years ended June 30, 2016, 2015 and 2014, the compensation of our named executive officers.

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($) (3) (4) (5) (6)	All Other Compensation ($)	Total ($)(9)
Daniel P. Gold	2016	$552,000		$150,000	$409,012	$289,800	—	$1,400,812
President, Chief Executive Officer & Director	2015 2014	530,541 482,310		— —	516,000 —	198,953 190,995	— —	1,245,494 673,305
Thomas M. Zech Chief Financial Officer	2016	326,000		25,000	119,711	119,805	—	590,516
	2015	313,088		—	154,800	82,186	—	550,074
	2014	284,625		—	66,900	75,141	—	426,666
Robert D. Mass	2016	170,800	(7)	75,000	149,639	71,736	—	467,175
Chief Medical Officer	2015	164,346	(7)	—	165,120	49,304	—	378,770
	2014	153,594	(7)	—	227,460	40,549	—	421,603
David M. Urso	2016	352,000		75,000	169,590	149,360	—	745,950
Senior Vice President,	2015	330,000		—	154,800	86,625	—	571,425
Corporate Development and General Counsel	2014	70,577	(8)	—	992,400	—	—	1,062,977

(1)	Represents the aggregate grant date fair value of restricted stock unit awards granted in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718, “Stock Compensation,” formerly SFAS 123R, calculated based on the closing market price of our common stock on the date of grant.
(2)	Represents the aggregate grant date fair value of options granted in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718, “Stock Compensation,” formerly SFAS 123R. For the relevant assumptions used in determining these amounts, refer to Note 6 to our audited financial statements.
(3)	Dr. Gold received a bonus of 52.5% of his base salary for the fiscal year ended June 30, 2016, based upon the Compensation Committee’s determination to award bonuses at 105% of target levels. Dr. Gold received a bonus of 37.5% of his base salary for the fiscal year ended June 30, 2015 and 39.6% of his base salary for the fiscal year ended June 30, 2014.
(4)	Mr. Zech received a bonus of 36.8% of his base salary for the fiscal year ended June 30, 2016, based upon the Compensation Committee’s determination to award bonuses at 105% of target levels. Mr. Zech received a bonus of 26.3% of his base salary for the fiscal year ended June 30, 2015 and 26.4% of his base salary for the fiscal year ended June 30, 2014.
(5)	Dr. Mass received a bonus of 42% of his pro-rated base salary for the fiscal year ended June 30, 2016, based upon the Compensation Committee’s determination to award bonuses at 105% of target levels. Dr. Mass received a bonus of 30% of his pro-rated salary for the fiscal year ended June 30, 2015 and 26.4% of his pro-rated salary for the fiscal year ended June 30, 2014.

(6)	Mr. Urso received a bonus of 42.4% of his base salary for the fiscal year ended June 30, 2016, based upon the Compensation Committee’s determination to award bonuses at 105% of target levels and to provide an additional one-time $20,000 bonus, in recognition of his individual efforts related to the Helsinn agreement. Mr. Urso received a bonus of 26.3% of his base salary for fiscal year ended June 30, 2015.
(7)	Beginning in fiscal year 2014, Dr. Mass worked a 40% schedule. Amounts reported in the table reflect pro-ration.
(8)	Pro-rated for the portion of the fiscal year during which Mr. Urso was employed by us. Mr. Urso’s employment agreement provides for an annual salary of $300,000, subject to upward adjustment at the discretion of the Compensation Committee of the Board of Directors.
(9)	In accordance with SEC rules, the compensation described in this table does not include various health and welfare or other benefits received by our named executive officers that were generally available to all of our regular, full-time employees, as well as certain perquisites and other benefits received by our named executive officers that, in the aggregate, were less than $10,000 for any officer.

Grants of Plan-Based Awards For Fiscal Year Ended June 30, 2016

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stocks or Units	All Other Option Awards Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Daniel P. Gold	July 28, 2015	—	—	—	—	—	—	—	307,500	$1.57	$409,012
	June 7, 2016	—	—	—	—	—	—	102,740	—	—	—
	—	—	$276,000	N/A	—	—	—	—	—	—	—
Thomas M. Zech	July 28, 2015	—	—	—	—	—	—	—	90,000	$1.57	$119,711
	June 7, 2016	—	—	—	—	—	—	17,123	—	—	—
	—	—	$114,100	N/A	—	—	—	—	—	—	—
Robert D. Mass	July 28, 2015	—	—	—	—	—	—	—	112,500	$1.57	$149,639
	June 7, 2016	—	—	—	—	—	—	51,370	—	—	—
	—	—	$68,320	N/A	—	—	—	—	—	—	—
David M. Urso	July 28, 2015	—	—	—	—	—	—	—	127,500	$1.57	$169,590
	June 7, 2016	—	—	—	—	—	—	51,370	—	—	—
	—	—	$123,200	N/A	—	—	—	—	—	—	—

(1)	The Board established single bonus targets and, as disclosed in the Summary Compensation Table, determined to payout bonuses at 105% of the target levels.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on all stock options and unvested RSU’s held by our named executive officers on June 30, 2016:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Daniel P. Gold	—		—		—	—	102,740	(1)	$139,726
	93,958		213,542	(2)	$1.57	July 28, 2025	—		—
	47,917		52,083	(3)	$6.53	July 14, 2019	—		—
	—		—		—	—	133,334	(4)	$181,334
	50,000	(5)	—		$8.52	November 15, 2017	—		—
	15,972		694	(6)	$2.76	August 6, 2017	—		—
	16,666	(7)	—		$11.40	July 31, 2016	—		—
Thomas M. Zech	—		—		—	—	17,123	(1)	$23,287
	27,500		62,500	(2)	$1.57	July 28, 2025	—		—
	14,375		15,625	(3)	$6.53	July 14, 2019	—		—
	7,292		2,708	(8)	$7.43	July 14, 2018	—		—
	66,491		15,344	(9)	$8.63	March 28, 2018	—		—
	11,979		521	(6)	$2.76	August 6, 2017	—		—
	4,422	(7)	—		$11.40	July 31, 2016	—		—
Robert D. Mass	—		—		—	—	51,370	(1)	$69,863
	34,375		78,125	(2)	$1.57	July 28, 2025	—		—
	15,333		16,667	(3)	$6.53	July 14, 2019	—		—
	24,792		9,208	(8)	$7.43	July 14, 2018	—		—
	55,518		12,812	(9)	$8.63	March 28, 2018	—		—
	37,112		1,614	(6)	$2.76	August 6, 2017	—		—
David M. Urso	—		—		—	—	51,370	(1)	$69,863
	38,958		88,542	(2)	$1.57	July 28, 2025	—		—
	14,375		15,625	(3)	$6.53	July 14, 2019	—		—
	65,000		55,000	(10)	$10.00	April 6, 2019	—		—

(1)	The RSUs were granted on June 7, 2016 but are subject to performance criteria, which were met on August 5, 2016. The RSUs vest on August 5, 2018, two years from the date the performance criteria were met.
(2)	The options will vest in equal monthly installments over 36 months.
(3)	Twenty-five percent of the options vested on July 15, 2015; the remaining seventy-five percent of the options will vest in equal monthly installments over the following 36 months.
(4)	On March 29, 2013, Dr. Gold received a grant of 400,000 RSUs. One-third of the RSUs vested on August 30, 2014, one-third vested on August 30, 2015, and one-third vested on August 30, 2016. All of the shares underlying the RSUs will be delivered to Dr. Gold on the earliest to occur of (i) March 29, 2018, (ii) Dr. Gold’s death, disability or separation from service from the Company for any reason, or (iii) a change in control involving the Company. The fair value of the RSUs on the date of grant was $3,452,000. The Market Value of the unvested RSU’s was computed by multiplying the closing market price of our common stock on June 30, 2016, of $1.36 by the number of outstanding awards set forth in this table.
(5)	Sixty-seven percent of the options vested immediately on November 16, 2012, the date of grant; the remaining thirty-three percent of the options vested on December 18, 2012, upon achievement of performance objectives.
(6)	Twenty-five percent of the options vested on August 7, 2013; the remaining seventy-five percent of the options vest in equal monthly installments over the following 36 months.
(7)	Twenty-five percent of the options vested on August 1, 2012; the remaining seventy-five percent of the options vested in equal monthly installments over the following 36 months.
(8)	Twenty-five percent of the options vested on July 15, 2014; the remaining seventy-five percent of the options will vest in equal monthly installments over the following 36 months.
(9)	Twenty-five percent of the options vested on March 29, 2014; the remaining seventy-five percent of the options will vest in equal monthly installments over the following 36 months.

(10)	Twenty-five percent of the options vested on April 7, 2015; the remaining seventy-five percent of the options will vest in equal monthly installments over the following 36 months.

Option Exercises and Stock Vested

No options were exercised by any of the named executive officers and 133,333 RSUs held by Dr. Gold vested during the fiscal year ended June 30, 2016. None of the Performance Stock Units granted during fiscal year 2016 vested.

Compensation of Directors

The following table provides details of the fees paid to our non-executive directors who served on the Board for the fiscal year ended June 30, 2016.

Name	Fees Earned or Paid in Cash (1)	Option Awards ($)(2)	Total ($)
Christine A. White, M.D. (3)	$87,100	$26,315	$113,415
Leah Rush Cann (4)	$64,600	$26,315	$90,915
William D. Rueckert (5)	$52,100	$26,315	$78,415
Charles V. Baltic III (6)	$59,600	$26,315	$85,915
Thomas C. Reynolds, M.D., Ph.D. (7)	$52,100	$26,315	$78,415
Nicholas R. Glover, Ph.D. (8)	$57,100	$26,315	$83,415
Kevan E. Clemens, Ph.D. (9)	$47,100	$26,315	$73,415

(1)	For the fiscal year ended June 30, 2016, our non-executive directors received annual cash compensation of $39,600. In addition to the annual base cash compensation, the Lead Director received additional annual compensation of $25,000, and each Board Committee chair received additional compensation as follows: Audit Committee: $20,000; Compensation Committee: $12,500; and Nominating & Governance Committee: $10,000. Committee members not receiving compensation as a committee chairperson received additional compensation as follows: Audit Committee: $10,000; Compensation Committee: $7,500; and Nominating and Governance Committee: $5,000.
(2)	Represents the aggregate grant date fair value of options granted in accordance with FASB ASC Topic 718. For the relevant assumptions used in determining these amounts, refer to Note 6 to our audited financial statements included in our Annual Report on Form 10-K. All stock options granted to non-employee directors in the fiscal year ended June 30, 2016, were granted under our 2008 Equity Plan, and are ten-year options with an exercise price equal to the closing market price of our common stock on the date of grant. The stock options granted vest ratably each month over 12 months, subject to continued service on the Board of Directors.
(3)	Dr. White received cash compensation of $25,000 in connection with her service as Lead Director and from and after December 3, 2015 as Chairman of the Board, $12,500 in connection with her service as Chair of the Compensation Committee and $10,000 in connection with her service on the Audit Committee.
(4)	Ms. Cann received cash compensation of $20,000 in connection with her service as Chair of the Audit Committee and $5,000 in connection with her service on the Nominating and Governance Committee. Ms. Cann resigned from the Board of Directors on September 1, 2016.
(5)	Mr. Rueckert received cash compensation of $7,500 in connection with his service on the Compensation Committee and $5,000 in connection with his service on the Nominating and Governance Committee.
(6)	Mr. Baltic received cash compensation of $10,000 in connection with his service as Chair of the Nominating and Governance Committee and $10,000 in connection with his service on the Audit Committee.
(7)	Dr. Reynolds received cash compensation of $7,500 in connection with his service on the Compensation Committee and $5,000 in connection with his service on the Nominating and Governance Committee.
(8)	Dr. Glover received cash compensation of $7,500 in connection with his service on the Compensation Committee and $10,000 in connection with his service on the Audit Committee.
(9)	Dr. Clemens received cash compensation of $7,500 in connection with his service on the Compensation Committee.

Dr. Gold, President and Chief Executive Officer of the Company, does not receive any compensation for performing his duties as a director of the Company.

For the fiscal year ending June 30, 2016, each non-executive director received an annual grant of options in the amount of 20,000 shares at an exercise price of $1.57 per share.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and executive officers. Subject to certain exceptions, the indemnification agreements provide that an indemnitee will be indemnified for all expenses incurred or paid by the indemnitee in connection with a proceeding to which the indemnitee was or is a party, or is threatened to be made a party, by reason of the indemnitee’s status with or service to us or to another entity at our request. In connection with proceedings other than those by or in the right of our company and to which the indemnitee was or is a party, or is threatened to be made a party, by reason of the indemnitee’s status with or service to us or to another entity at our request, the indemnification agreements provide that an indemnitee will also be indemnified for all liabilities incurred or paid by the indemnitee. The indemnification agreements also provide for advancement of expenses incurred by an indemnitee in connection with an indemnifiable claim, subject to reimbursement in certain circumstances.

The rights of each indemnitee are in addition to any other rights provided for under our restated certificate of incorporation, as amended, and our amended and restated by-laws, as may be amended from time to time, and under Delaware law.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no related party transactions required to be disclosed pursuant to Item 404 of the Regulation S-K during the three years ended June 30, 2016.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF

MEI PHARMA

The following table sets forth information with respect to the beneficial ownership of shares of our common stock as of October 2, 2016 (except as otherwise indicated below) by (i) each person known to beneficially own more than 5% of our common stock, (ii) each of our officers and directors, and (iii) our officers and directors as a group. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants or restricted stock units, exercisable or convertible on or within sixty (60) days of October 2, 2016, are deemed outstanding. Such shares however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The percentage of beneficial ownership described below is based on 36,772,428 shares of common stock outstanding, plus adjustments to the number of shares of common stock outstanding as described above, as of October 2, 2016.

Name and Address of Beneficial Owner	Amount & Nature of Beneficial Ownership	Percentage of Shares Beneficially Owned
Helsinn Investment Fund SA (1)	2,616,431	7.12%
New Leaf Ventures II LP (2)	2,100,000	5.71%
Frigate Ventures LP (3)	1,944,479	5.29%
Daniel P. Gold (4)	725,687	1.94%
Thomas M. Zech (5)	175,052	*
Robert D. Mass (6)	233,888	*
David M. Urso (7)	158,333	*
Christine A. White (8)	60,257	*
William D. Rueckert (9)	185,557	*
Charles V. Baltic III (10)	89,857	*
Thomas C. Reynolds (11)	54,382	*
Nicholas R. Glover (12)	52,126	*
Kevan E. Clemens (13)	43,333	*
All directors and executive officers as a group (10 individuals)	1,778,472	4.62%

*	Less than 1%
(1)	Derived from Schedule 13G filed on August 22, 2016 by Helsinn Investment Fund SA (“Helsinn”) and Mr. Riccardo Braglia, the group vice president and chief executive officer. Mr. Braglia is the ultimate indirect owner of 100% of the equity interests of Helsinn and may be deemed to be a beneficial owner of the securities held by Helsinn. The principal business addresses are as follows: for Helsinn, 412F Route d’Esch, L-2086 Luxembourg and for Mr. Braglia, Via Pian Scairolo 9, CH-6912, Lugano, Switzerland.
(2)	Derived from Amendment No. 5 to Schedule 13D filed on March 31, 2015, by New Leaf Ventures II L.P. (“NLV II”), New Leaf Venture Associates II, L.P. (“NLV Associates”), and New Leaf Venture Management II, L.L.C. (“NLV Management” and together with NLV II and NLV Associates, the “Reporting Entities”) and Philippe O. Chambon (“Chambon”), Jeani Delagardelle (“Delagardelle”), Ronald Hunt (“Hunt”), Vijay K. Lathi (“Lathi”), and Liam Ratcliffe (“Ratcliffe” and together with Chambon, Delagardelle, Lathi and Ratcliffe, the “Managing Directors”), on March 30, 2015. NLV II is the record owner of warrants to purchase 2,100,000 shares of common stock (“Warrants”). As the sole general partner of NLV II, NLV Associates may be deemed to own beneficially the Warrants. As the sole general partner of NLV Associates, NLV Management may be deemed to own beneficially the Warrants. As the individual managers of NLV Management, each of the Managing Directors also may be deemed to own beneficially the Warrants. Each of the Reporting Entities and Managing Directors, except NLV II, disclaims beneficial ownership of the Warrants except to the extent of their pecuniary interests therein, if any. The address for each of the Reporting Entities, Chambon, Hunt and Ratcliffe is 7 Times Square, Suite 3502, New York, NY 10036. The address for Delagardelle and Lathi is c/o New Leaf Venture Partners, 1200 Park Place, Suite 300, San Mateo, CA 94403.
(3)	Derived from Amendment No. 1 to Schedule 13G filed on February 5, 2016 on behalf of Frigate Ventures LP (d/b/a Anson Group) (“Frigate”), Admiralty Advisors LLC (“Admiralty”), Mr. Bruce R. Winson, the principal of Frigate and Admiralty, M5V Advisors, Inc. (d/b/a Anson Group Canada) (“M5V”), Mr. Adam Spears, a director of M5V, and Mr. Moez Kassam, a director of M5V. The beneficial ownership of shares reflected in the table relates to shares purchased by a private fund to which Frigate and M5V serve as co-investment advisors (the “Fund”). Frigate and M5V serve as co-investment advisors to the Fund and may direct the vote and disposition of the shares held by the Fund. As the general partner of Frigate, Admiralty may direct the vote and disposition of the shares held by the Fund. The addresses are as follows: For Frigate, Admiralty and Mr. Winson, 5950 Berkshire Lane, Suite 210, Dallas, Texas 75225 and for M5V and Mr. Spears and Mr. Kassam. 111 Peter Street, Suite 904, Toronto, ON M5V 2H1.
(4)	Includes 325,687 shares issuable to Dr. Gold upon the exercise of stock options that are exercisable within 60 days of October 2, 2016 and 400,000 shares issuable to Dr. Gold upon delivery to him of restricted stock units (RSUs) that vested on August 30, 2014, August 30, 2015 and August 30, 2016. Dr. Gold’s business address is c/o MEI Pharma, Inc., 11975 El Camino Real, Suite 101, San Diego, California, 92130.

(5)	Includes 175,052 shares issuable to Mr. Zech upon the exercise of stock options that are exercisable within 60 days of October 2, 2016. Mr. Zech’s business address is c/o MEI Pharma, Inc., 11975 El Camino Real, Suite 101, San Diego, California, 92130.
(6)	Includes 233,888 shares issuable to Dr. Mass upon the exercise of stock options that are exercisable within 60 days of October 2, 2016. Dr. Mass’s business address is c/o MEI Pharma, Inc., 11975 El Camino Real, Suite 101, San Diego, California, 92130.
(7)	Includes 158,333 shares issuable to Mr. Urso upon the exercise of stock options that are exercisable within 60 days of October 2, 2016. Mr. Urso’s business address is c/o MEI Pharma, Inc., 11975 El Camino Real, Suite 101, San Diego, California, 92130.
(8)	Includes 60,257 shares issuable to Dr. White upon the exercise of stock options that are exercisable within 60 days of October 2, 2016. Dr. White’s business address is c/o MEI Pharma, Inc., 11975 El Camino Real, Suite 101, San Diego, California, 92130.
(9)	Includes 60,257 shares issuable to Mr. Rueckert upon the exercise of stock options that are exercisable within 60 days of October 2, 2016, as well as warrants to purchase 124,646 shares of common stock and 654 shares of common stock. Mr. Rueckert exercises sole voting and investment control with respect to the shares. Mr. Rueckert’s business address is c/o MEI Pharma, Inc., 11975 El Camino Real, Suite 101, San Diego, California, 92130.
(10)	Includes 60,257 shares issuable to Mr. Baltic upon the exercise of stock options that are exercisable within 60 days of October 2, 2016, as well as 29,600 shares of common stock. Mr. Baltic exercises direct voting and investment control with respect to 24,250 shares of common stock and indirect voting and investment control with respect to 5,350 shares of common stock. Mr. Baltic’s business address is c/o MEI Pharma, Inc., 11975 El Camino Real, Suite 101, San Diego, California, 92130.
(11)	Includes 54,382 shares issuable to Dr. Reynolds upon the exercise of stock options that are exercisable within 60 days of October 2, 2016. Dr. Reynolds’ business address is c/o MEI Pharma, Inc., 11975 El Camino Real, Suite 101, San Diego, CA 92130.
(12)	Includes 52,126 shares issuable to Dr. Glover upon the exercise of stock options that are exercisable within 60 days of October 2, 2016. Dr. Glover’s business address is c/o MEI Pharma, Inc., 11975 El Camino Real, Suite 101, San Diego, CA 92130.
(13)	Includes 43,333 shares issuable to Dr. Clemens upon exercise of stock options that are exercisable within 60 days of October 2, 2016. Dr. Clemens’s business address is c/o MEI Pharma, Inc., 11975 El Camino Real, Suite 101, San Diego, CA 92130.

WHERE YOU CAN FIND MORE INFORMATION

MEI Pharma files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that MEI Pharma files at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 during business hours. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. MEI Pharma’s SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at http://www.sec.gov.

If you would like to request documents from MEI Pharma, please send a request in writing or by telephone at the following address:

MEI Pharma, Inc.

11975 El Camino Real, Suite 101

San Diego, CA 92130

(858) 792-6300

Attn: Investor Relations

You should rely only on the information contained in this document to vote your shares at the stockholder meetings. MEI Pharma has not authorized anyone to provide you with information that differs from that contained in this document. This document is dated October 17, 2016. You should not assume that the information contained in this document is accurate as of any date other than that date.

Information on MEI Pharma’s Website

Information on any MEI Pharma’s website is not part of this document and you should not rely on that information in deciding whether to approve any of the proposals described in this document, unless that information is also in this document.

OTHER MATTERS FOR STOCKHOLDERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires MEI Pharma’s officers and directors and persons who beneficially own more than 10% of the common stock of MEI Pharma to file initial reports of ownership of such securities and reports of changes in ownership of such securities with the SEC. Such officers, directors and 10% stockholders of MEI Pharma are also required by SEC regulations to furnish MEI Pharma with copies of all Section 16(a) forms they file.

Based solely on MEI Pharma’s review of the copies of such forms received by it with respect to the fiscal year ended June 30, 2016, all reports were filed on a timely basis.

Stockholder Proposals

Stockholders who intend to present proposals at the Company’s fiscal 2018 annual meeting of stockholders under SEC Rule 14a-8 must ensure that such proposals are received by the Secretary of the Company no later than June 19, 2017. Such proposals must meet the requirements of the SEC to be eligible for inclusion in the Company’s fiscal 2018 proxy materials. Notwithstanding the foregoing, in the event the date of annual meeting for fiscal 2018 is changed by more than 30 days from the date of the Annual Meeting for fiscal 2017, all stockholder proposals must be submitted a reasonable time before a solicitation is made.

In accordance with our bylaws, stockholder proposals, including stockholder nominations for candidates for election as directors, that are intended to be presented by stockholders at the fiscal 2018 annual meeting of stockholders but not submitted for inclusion in the proxy statement for our fiscal 2018 annual meeting of stockholders pursuant to Rule 14a-8, must be received by us no earlier than August 3, 2017 and no later than September 2, 2017, unless we change the date of our fiscal 2018 annual meeting more than 30 days before or more than 60 days after December 1, 2017, in which case stockholder proposals must be received by us no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting.

Communication with the MEI Pharma Board of Directors

MEI Pharma’s stockholders may communicate with the Board of Directors, including non-executive directors or officers, by sending written communications addressed to such person or persons in care of MEI Pharma, Inc., Attn: Secretary, 11975 El Camino Real, Suite 101, San Diego, California, 92130. All communications will be compiled by the Secretary and submitted to the addressee. If the Board of Directors modifies this process, the revised process will be posted on MEI Pharma’s website.

Delivery of this Proxy Statement to Multiple Stockholders with the Same Address

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Householding of Proxy Materials for MEI Pharma Stockholders

This year, a number of brokers with account holders who are MEI Pharma stockholders will be “householding” MEI Pharma’s proxy materials. A single copy of this proxy statement will be delivered to multiple MEI Pharma stockholders sharing an address unless contrary instructions have been received from the affected MEI Pharma stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you notify your broker or MEI Pharma that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: Investor Relations, MEI Pharma, Inc., 11975 El Camino Real, Suite 101, San Diego, California, 92130, or (3) contact MEI Pharma’s Chief Financial Officer, Thomas M. Zech, at: (858) 792-6300. Upon a written or oral request to the address or telephone number above, MEI Pharma will promptly deliver a separate copy of the annual report and proxy statement to a MEI Pharma stockholder at a shared address to which a single copy of the proxy statements was delivered. MEI Pharma stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

ANNEX A

MEI PHARMA, INC.

AMENDED AND RESTATED

2008 STOCK OMNIBUS EQUITY COMPENSATION PLAN

Section 1. Purpose

The Plan authorizes the Compensation Committee to provide Advisors, Employees and Non-Employee Directors that are providing, or have agreed to provide, services to the Company or its Affiliates, who are in a position to contribute to the long-term success of the Company or its Affiliates, with Grants. The Company believes that this incentive program will cause those Advisors, Employees and Non-Employee Directors to increase their interest in the welfare of the Company and its Affiliates, and aid in attracting, retaining and motivating Advisors, Employees and Non-Employee Directors of outstanding ability.

The Plan was originally effective as of December 9, 2008 upon approval by the stockholders of the Company. The Plan was, ~~and~~ amended and restated effective October 21, 2011, ~~provided, however that~~ but the share increase was effective December 1, 2011 upon approval by the stockholders of the Company. The Plan was again amended and restated effective January 29, 2013, ~~provided, however, that~~ but the share increase was effective March 26, 2013 upon approval by the stockholders of the Company. The Plan was further amended and restated effective December 3, 2014 and December 3, 2015, in each case upon approval by the stockholders of the Company. This amendment and restatement of the Plan is effective as of the Restatement Effective Date, subject to approval by the Company’s stockholders; provided, however, that if this amendment and restatement is not so approved, the prior version of the Plan (as in effect immediately prior to the Board’s approval of this amendment and restatement) shall continue to operate according to its terms.

Section 2. Definitions

Capitalized terms used herein shall have the meanings set forth in this Section.

(a) “Advisor” shall mean advisors who render bona fide services to the Company or its subsidiaries where the services are not in connection with the offer and sale of securities in a capital-raising transaction and the Advisors do not directly or indirectly promote or maintain a market for the Company’s securities.

(b) “Affiliate” shall mean any Person which is included as a member with the Company in a controlled group of corporations, within the meaning of Code section 414(b), or which is a trade or business (whether or not incorporated) included with the Company in a group of trades or business under common control, within the meaning of Code section 414(c); provided, however, that in applying Code sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code section 414(b), the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Code sections 1563(a)(1), (2) and (3), and in applying Treas. Reg. section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code section 414(c), the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Treas. Reg. section 1.414(c)-2.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Cash-Based Award” shall mean any Grant denominated in cash, as described in Section 9.

(e) “Cause” shall have the meaning ascribed thereto in any effective employment or service agreement between the Company and the Grantee, or if no employment agreement is in effect that contains a definition of cause, then Cause shall mean a finding by the Compensation Committee, in its sole and absolute discretion, that the Grantee has (i) committed a felony or a crime involving moral turpitude, (ii) committed any act of gross negligence or fraud, (iii) failed, refused or neglected to substantially perform his duties (other than by reason of a physical or mental impairment) or to implement the directives of the Company, (iv) materially violated any policy of the Company, or (v) engaged in conduct that is materially injurious to the Company, monetarily or otherwise.

(f) “Change in Control” shall be deemed to have occurred if:

(i) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change in Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors.

(ii) The consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, or where the members of the Board, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the board of directors of the surviving corporation, (B) a sale or other disposition of all or substantially all of the assets of the Company, or (C) a liquidation or dissolution of the Company.

Notwithstanding the foregoing definition of Change in Control, the Compensation Committee may modify the definition of Change in Control for a particular Grant as it deems appropriate to comply with Code section 409A or otherwise.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

(h) “Company” shall mean MEI Pharma, Inc., a corporation organized under the laws of the State of Delaware.

(i) “Compensation Committee” shall mean the members of the Board appointed by the Board to serve as the Compensation Committee with responsibility for the administration of the Plan, or if no such members of the Board are appointed, then the Compensation Committee shall consist of all of the members of the Board. In any case, the Board shall approve and administer all grants made to Non-Employee Directors. The members of the Board appointed to serve as the Compensation Committee, if applicable, should consist of two or more Persons who are “outside directors” as defined under Code section 162(m), and related Treasury regulations, and “non-employee directors” as defined under Rule 16b-3 under the Exchange Act. To the extent that the Board or a subcommittee administers the Plan, references in the Plan to the “Compensation Committee” shall be deemed to refer to the Board or such subcommittee.

(j) “Disability” or “Disabled” shall mean a Grantee’s becoming disabled within the meaning of Code section 22(e)(3) or as otherwise determined by the Compensation Committee.

(k) “Employee” shall mean any individual that is providing, or has agreed to provide, services to the Company or an Affiliate of the Company as an employee.

(l) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(m) “Exercise Price” shall mean the purchase price of a Share subject to an Option, which shall not be less than the Fair Market Value of a Share as of the date an Option is granted.

(n) “Fair Market Value” of a Share on any given date, unless the Compensation Committee determines otherwise with respect to a particular Grant, shall mean (i) if the principal trading market for the Shares is a national securities exchange, the last reported sale price during regular trading hours thereof of a Share on the relevant date or (if there were no trades on that date) the last reported sales price during regular trading hours on the latest preceding date upon which a sale was reported, (ii) if the Shares are not principally traded on such exchange, the mean between the last reported “bid” and “asked” prices of a Share during regular trading hours on the relevant date, as reported on the OTC Bulletin Board, or (iii) if the Shares are not publicly traded or, if publicly traded, are not so reported, the Fair Market Value per share shall be as determined by the Compensation Committee pursuant to any reasonable valuation method authorized under the Code.

(o) “Full Value Award” shall mean a Grant other than an Option or SAR, and which is settled in Shares.

(p) “Grant” shall mean a grant of Options, SARs, Stock Awards, Stock Units, Cash-Based Awards or Other Stock-Based Awards under the Plan.

(q) “Grant Letter” shall mean a letter, certificate or other agreement accepted by the Grantee (which may also be in electronic form), evidencing the making of a Grant hereunder and containing such terms and conditions, not inconsistent with the express provisions of the Plan, as the Compensation Committee shall approve.

(r) “Grantee” shall mean an Advisor, Employee or Non-Employee Director made a Grant under the Plan.

(s) “ISO” shall mean any Option or portion thereof that meets the requirements of an incentive stock option under Code section 422 and that is designated by the Compensation Committee to be an ISO.

(t) “Non-Employee Director” shall mean a member of the Board who is not an Employee.

(u) “Nonqualified Option” shall mean any Option or portion thereof that is not an ISO.

(v) “Options” shall refer to options issued under and subject to the Plan.

(w) “Other Stock-Based Award” shall mean any Grant based on, measured by or payable in Shares (other than those described in Sections 5, 6, 7 and 8 of the Plan), as described in Section 9.

(x) “Person” shall mean an individual, partnership, corporation, limited liability company or partnership, trust, unincorporated organization, joint venture, government (or agency or political subdivision thereof) or any other entity of any kind.

(y) “Plan” shall mean this Amended and Restated MEI Pharma, Inc. 2008 Omnibus Equity Compensation Plan as set forth herein and as amended from time to time.

(z) “Restatement Effective Date” shall mean ~~December 3, 2015~~ December 1, 2016, provided that this amendment and restatement of the Plan is approved by the Company’s stockholders on such date.

(aa) “SAR” shall mean a stock appreciation right with respect to a Share.

(bb) “Share” shall mean a share of common stock of the Company.

(cc) “Stock Award” shall mean an award of Shares, with or without restrictions.

(dd) “Stock Unit” shall mean a unit that represents a hypothetical Share.

(ee) “Substitute Awards” shall mean Grants made or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Company subsidiary or with which the Company or any subsidiary combines.

Section 3. Shares Available under the Plan

(a)	Shares Authorized. Subject to adjustment as provided in Sections 3(b) and 13 below, as of the Restatement Effective Date, (i) ~~4,701,286~~ 5,033,512 Shares, less (ii) one Share for every one Share that was subject to an Option or SAR granted after ~~June 30, 2015~~ August 31, 2016 and 1.25 Shares for every one Share that was subject to a Full Value Award granted after ~~June 30, 2015~~ August 31, 2016, shall be authorized for Grants made under the Plan. A maximum of 2,000,000 Shares may be subject to ISOs granted under the Plan. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

(b)	Share Counting.

(i)	For each Share that is subject to an Option or SAR granted after ~~June 30, 2015~~ August 31, 2016, the Share limit referred above in Section 3(a) shall be reduced by one Share for every one Share that was subject to an Option or SAR and for each Share that is subject to a Full Value Award granted after ~~June 30, 2015~~ August 31, 2016, the Share limit shall be reduced by 1.25 Shares for every one Share that was subject to a Full Value Award.

(ii)	If any Shares subject to a Grant are forfeited, a Grant expires or a Grant is settled for cash (in whole or in part), then the Shares subject to such Grant shall, to the extent of such forfeiture, expiration or cash settlement, be added to the Shares available for Grants under the Plan, subject to the mechanism set forth in Section 3(b)(iv).

(iii)	Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares that may be subject to Grants under the Plan: (A) Shares tendered by the Grantee or withheld by the Company in payment of the Exercise Price of an Option, (B) Shares tendered by the Grantee or withheld by the Company to satisfy any tax withholding obligation with respect to Grants, (C) Shares subject to a SAR that are not issued in connection with its stock settlement on exercise thereof, and (D) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options.

(iv)

Any Shares that again become available for Grants under the Plan pursuant to this Section 3 shall be added as (A) one Share for every one Share subject to Options or SARs granted under the Plan, and (B) as 1.25 Shares for every one Share subject to Full Value Awards granted under the Plan.

(c)	Substitute Awards. Substitute Awards shall not reduce the Shares authorized for grant under the Plan or the limitations on grants to a Grantee under Section 3(e), nor shall Shares subject to a Substitute Award be added to the Shares available for issuance or transfer under the Plan as provided in Sections 3(a) and (b) above. Additionally, in the event that a company acquired by the Company or any Company subsidiary or with which the Company or any subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Grants under the Plan and shall not reduce the Shares authorized for Grants under the Plan (and Shares subject to such Grants shall not be added to the Shares available for Grants under the Plan as provided in Sections 3(a) and (b) above); provided that Grants using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or directors prior to such acquisition or combination.

(d)	Individual Limits on Grants to Non-Employee Directors. Notwithstanding any other provision of the Plan to the contrary, including but not limited to Section 3(e) below, ~~during any single calendar year, no Non-Employee Director may be granted (i) Options or SARs with respect to more than 80,000 Shares and (ii) Full Value Awards with respect to more than 80,000 Shares~~ the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Grants granted to any Non-Employee Director during any single calendar year, plus the sum of all cash payments paid or payable to such director for such year (including but not limited to annual retainer and similar fees) shall not exceed $400,000.

(e)	Individual Limits on Grants to Advisors and Employees. Subject to adjustment as provided in Section 13, no Advisor or Employee may be granted (i) Options or SARs during any calendar year with respect to more than 2,000,000 Shares and (ii) Full Value Awards during any calendar year that are intended to comply with the performance-based exception under Code section 162(m) and are denominated in Shares under which more than 2,000,000 Shares may be earned for each 12 months in the vesting period or performance period. During any calendar year, no Advisor or Employee may be granted awards that are intended to comply with the performance-based exception under Code section 162(m) and are denominated in cash under which more than $3,000,000 may be earned for each 12 months in the performance period. Each of the limitations in this Section 3(e) shall be multiplied by two with respect to Grants made to an Employee during the first calendar year in which the Employee commences employment or service with the Company and its subsidiaries. If a Grant is cancelled, the cancelled Grant shall continue to be counted toward the applicable limitation in this Section 3(e).

Section 4. Administration of the Plan

(a) Authority of the Compensation Committee. The Plan shall be administered by the Compensation Committee. The Compensation Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

(i) to select the Advisors, Employees and Non-Employee Directors to whom Grants may be made;

(ii) to determine the number of Shares subject to each such Grant;

(iii) to determine the terms and conditions of any Grant made under the Plan;

(iv) to determine whether to accelerate the exercisability of any or all applicable outstanding Grants at any time for any reason;

(v) to determine the restrictions or conditions related to the delivery, holding and disposition of Shares acquired pursuant to a Grant;

(vi) to prescribe the form of each Grant Letter;

(vii) to adopt, amend, suspend, waive and rescind such rules and regulations and appoint such agents as the Compensation Committee may deem necessary or advisable to administer the Plan;

(viii) to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Grant, Grant Letter or other instrument hereunder; and

(ix) to make all other decisions and determinations as may be required under the terms of the Plan or as the Compensation Committee may deem necessary or advisable for the administration of the Plan.

All Grants shall be made conditional upon the Grantee’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Compensation Committee shall be final and binding on the Grantee, his or her beneficiaries and any other Person having or claiming an interest under such Grant.

(b) Manner of Exercise of Compensation Committee Authority. Any action of the Compensation Committee with respect to the Plan shall be final, conclusive and binding on all Persons, including the Company, its Affiliates, Grantees, or any Person claiming any rights under the Plan from or through any Grantee, except to the extent the Compensation Committee may subsequently modify, or take further action not inconsistent with, its prior action. If not specified in the Plan, the time at which the Compensation Committee must or may make any determination shall be determined by the Compensation Committee, and any such determination may thereafter be modified by the Compensation Committee. The express grant of any specific power to the Compensation Committee, and the taking of any action by the Compensation Committee, shall not be construed as limiting any power or authority of the Compensation Committee. The Compensation Committee may delegate to officers or managers of the Company or any Affiliate of the Company the authority, subject to such terms as the Compensation Committee shall determine, to perform such functions as the Compensation Committee may determine, to the extent permitted under applicable law.

(c) Limitation of Liability. Each member of the Compensation Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Company or any of its Affiliates, the Company’s independent certified public accountants or any executive compensation consultant, legal counsel or other professional retained by the Company to assist in the administration of the Plan. To the fullest extent permitted by applicable law, no member of the Compensation Committee, nor any officer or employee of the Company acting on behalf of the Compensation Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Compensation Committee and any officer or employee of the Company acting on its behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

Section 5. Options

The Compensation Committee may grant Options to an Employee, Advisor or member of the Board upon such terms as the Compensation Committee deems appropriate. The following provisions are applicable to Options:

(a) Number of Shares. The Compensation Committee shall determine the number of Shares that will be subject to each Grant of Options to an Employee, Advisor or member of the Board.

(b) Type of Option and Price.

(i) The Compensation Committee may grant ISOs or Nonqualified Stock Options or any combination of the two, all in accordance with the terms and conditions set forth herein. ISOs may be granted only to employees of the Company or its parent or subsidiary corporations, as defined in Code section 424. Nonqualified Options may be granted to Employees, Advisors or members of the Board.

(ii) The Exercise Price of Shares subject to an Option shall be determined by the Compensation Committee and may be equal to or greater than the Fair Market Value of a Share on the date the Option is granted. However, an ISO may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary corporation of the Company, as defined in Code section 424, unless the Exercise Price per Share is not less than 110% of the Fair Market Value of a Share on the date of grant.

(iii) Each ISO shall provide that, if the aggregate Fair Market Value of the Shares on the date of the grant with respect to which ISOs are exercisable for the first time by a Grantee during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary of the Company, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Option.

(c) Option Term. The Compensation Committee shall determine the term of each Option. Notwithstanding the foregoing, the term of any Option shall not exceed ten years from the date of grant.

(d) Option Termination. Except as provided below, an Option may only be exercised while the Grantee is employed or engaged by the Company or any Affiliate as an Advisor, Employee or member of the Board. Unless otherwise determined by the Compensation Committee and set forth in a Grant Letter, Options shall terminate on the earliest of:

(i) the date on which the Grantee is no longer employed or engaged by the Company and any Affiliate on account of the Grantee’s termination for Cause. In addition, notwithstanding any other provisions of this Section 5, if the Compensation Committee determines that the Grantee has engaged in conduct that constitutes Cause at any time while the Grantee is employed or engaged by the Company and any Affiliate or after the Grantee’s termination of employment or engagement, any Option held by the Grantee shall immediately terminate and the Grantee shall automatically forfeit all Shares underlying any exercised portion of an Option for which the Company has not yet delivered the Share certificates, upon refund by the Company of the Exercise Price paid by the Grantee for such Shares. Upon any exercise of an Option, the Company may withhold delivery of Share certificates pending resolution of an inquiry that could lead to a finding resulting in a forfeiture;

(ii) the 91st day following the date the Grantee is no longer employed or engaged by the Company and any Affiliate for any reason other than Cause, death, or Disability; provided, however, that in all cases the portion of any Option that is not vested on the date of termination of employment or engagement shall terminate immediately upon such termination;

(iii) the first anniversary of the date the Grantee’s employment or engagement by the Company and any Affiliate terminates on account of the Grantee’s death or Disability; provided, however, that the portion of any Option that is not vested on the date of such termination of employment or engagement shall terminate immediately upon such termination;

(iv) the tenth anniversary of the date of grant as set forth in the Grant Letter; and

(v) cancellation, termination or expiration of the Options pursuant to action taken by the Compensation Committee in accordance with Section 13.

Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (other than an ISO) (i) the exercise of the Option is prohibited by applicable law or (ii) Shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option shall be extended for a period of 30 days following the end of the legal prohibition, black-out period or lock-up agreement.

For purposes of the Plan, employment or engagement by the Company and any Affiliate shall mean employment or service as an Employee, Advisor or member of the Board (so that, for purposes of exercising Options, a Grantee shall not be considered to have terminated his employment or engagement until the Grantee ceases to be an Employee, Advisor and member of the Board), unless the Compensation Committee determines otherwise.

(e) Exercise of Options. Only the vested portion of any Option may be exercised. A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Grantee shall pay the Exercise Price for an Option as specified by the Compensation Committee (i) in cash, (ii) unless the Compensation Committee determines otherwise, by delivering Shares owned by the Grantee and having a Fair Market Value on the date of exercise at least equal to the Exercise Price or by attestation (on a form prescribed by the Compensation Committee) to ownership of Shares having a Fair Market Value on the date of exercise at least equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other method as the Compensation Committee may approve. In addition, in the event the Compensation Committee so determines, to the extent an Option is at the time exercisable for vested shares of Company Stock, all or any part of that vested portion may be surrendered to the Company for an appreciation distribution payable in Shares with a Fair Market Value at the time of the Option surrender equal to the dollar amount by which the then Fair Market Value of the Shares subject to the surrendered portion exceeds the aggregate Exercise Price payable for those Shares. Shares used to exercise an Option shall have been held by the Grantee for the requisite period of time necessary to avoid adverse accounting consequences to the Company with respect to the Option. Payment for the Shares to be issued or transferred pursuant to the Option, and any required withholding taxes, must be received by the Company by the time specified by the Compensation Committee depending on the type of payment being made, but in all cases prior to the issuance or transfer of such Shares.

Notwithstanding the foregoing, a Grant Letter may provide that if on the last day of the term of an Option the Fair Market Value of one Share exceeds the Exercise Price per Share, the Grantee has not exercised the Option (or a tandem SAR, if applicable) and the Option has not expired, the Option shall be deemed to have been exercised by the Grantee on such day with payment made by withholding Shares otherwise issuable in connection with the exercise of the Option. In such event, the Company shall deliver to the Grantee the number of Shares for which the Option was deemed exercised, less the number of Shares required to be withheld for the payment of the total Exercise Price and required withholding taxes; provided, however, any fractional Share shall be settled in cash.

~~(f) Grants to Non-Exempt Employees. Notwithstanding the foregoing, Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Compensation Committee, upon the Grantee’s death, Disability or retirement, or upon a Change in Control or other circumstances permitted by applicable regulations).~~

Section 6. Stock Awards

The Compensation Committee may issue or transfer Shares to an Employee, Advisor or member of the Board under a Stock Award, upon such terms as the Compensation Committee deems appropriate. The following provisions are applicable to Stock Awards:

(a) General Requirements. Shares issued or transferred pursuant to Stock Awards may be issued or transferred for consideration or for no consideration, and subject to restrictions or no restrictions, as determined by the Compensation Committee. The Compensation Committee may, but shall not be required to, establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Compensation Committee deems appropriate, including, without limitation, restrictions based upon the achievement of specific performance goals. The period of time during which the Stock Awards will remain subject to restrictions will be designated in the Grant Letter as the “Restriction Period.”

(b) Number of Shares. The Compensation Committee shall determine the number of Shares to be issued or transferred pursuant to a Stock Award and the restrictions applicable to such Shares.

(c) Requirement of Employment or Service. If the Grantee is no longer employed or engaged by the Company or any Affiliate during a period designated in the Grant Letter as the Restriction Period, or if other specified conditions are not met, the Stock Award shall terminate as to all Shares covered by the Grant as to which the restrictions have not lapsed, and those Shares must be immediately returned to the Company. The Compensation Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d) Restrictions on Transfer and Legend on Stock Certificate. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the Shares of a Stock Award except under Section 14(b) below. Unless otherwise determined by the Compensation Committee, the Company will retain possession of certificates for Shares of Stock Awards until all restrictions on such Shares have lapsed. Each certificate for a Stock Award, unless held by the Company, shall contain a legend giving appropriate notice of the restrictions in the Grant. The Grantee shall be entitled to have the legend removed from the stock certificate covering the Shares subject to restrictions when all restrictions on such Shares have lapsed. The Compensation Committee may determine that the Company will not issue certificates for Stock Awards until all restrictions on such Shares have lapsed.

(e) Right to Vote and to Receive Dividends. Unless the Compensation Committee determines otherwise, during the Restriction Period, the Grantee shall have the right to vote Shares of Stock Awards and to receive any dividends or other distributions paid on such Shares, subject to any restrictions deemed appropriate by the Compensation Committee, including, without limitation, the achievement of specific performance goals. Notwithstanding the provisions of this Section, any cash dividends, stock and any other property (other than cash) distributed as a dividend or otherwise with respect to any Stock Award that vests based on achievement of performance goals shall either (i) not be paid or credited or (ii) be accumulated and subject to restrictions and risk of forfeiture to the same extent as the Shares underlying the Stock Award with respect to which such cash, stock or other property has been distributed and shall be paid at the time such restrictions and risk of forfeiture lapse.

(f) Lapse of Restrictions. All restrictions imposed on Stock Awards shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions, if any, imposed by the Compensation Committee. The Compensation Committee may determine, as to any or all Stock Awards, that the restrictions shall lapse without regard to any Restriction Period.

Section 7. Stock Units

The Compensation Committee may grant Stock Units, each of which shall represent one hypothetical Share, to an Employee, Advisor or member of the Board, upon such terms and conditions as the Compensation Committee deems appropriate. The following provisions are applicable to Stock Units:

(a) Crediting of Units. Each Stock Unit shall represent the right of the Grantee to receive a Share or an amount of cash based on the value of a Share, if and when specified conditions are met. All Stock Units shall be credited to bookkeeping accounts established on the Company’s records for purposes of the Plan.

(b) Terms of Stock Units. The Compensation Committee may grant Stock Units that are payable if specified performance goals or other conditions are met, or under other circumstances. Stock Units may be paid at the end of a specified performance period or other period, or payment may be deferred to a date authorized by the Compensation Committee. The Compensation Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.

(c) Requirement of Employment or Service. If the Grantee is no longer employed or engaged by the Company or any Affiliate prior to the vesting of Stock Units, or if other conditions established by the Compensation Committee are not met, the Grantee’s Stock Units shall be forfeited. The Compensation Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d) Payment With Respect to Stock Units. Payments with respect to Stock Units shall be made in cash, Shares or any combination of the foregoing, as the Compensation Committee shall determine.

Section 8. Stock Appreciation Rights

The following provisions are applicable to SARs:

(a) General Requirements. The Compensation Committee may grant SARs to an Employee, Advisor or member of the Board separately or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an ISO, SARs may be granted only at the time of the grant of the ISO. The Compensation Committee shall establish the base amount of the SAR at the time the SAR is granted, which shall be equal to or greater than the Fair Market Value of a Share as of the date of grant of the SAR. The base amount of each SAR shall be equal to the per Share Exercise Price of the related Option, provided such Exercise Price is equal to or greater than the Fair Market Value of a Share as of the date of grant of the SAR or, if there is no related Option, an amount equal to or greater than the Fair Market Value of a Share as of the date of grant of the SAR. No SAR shall have a term that is greater than ten years.

Notwithstanding the foregoing, in the event that on the last business day of the term of a SAR (x) the exercise of the SAR is prohibited by applicable law or (y) Shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term shall be extended for a period of 30 days following the end of the legal prohibition, black-out period or lock-up agreement.

(b) Tandem SARs. In the case of tandem SARs, the number of SARs granted to a Grantee that shall be exercisable during a specified period shall not exceed the number of Shares that the Grantee may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Shares covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of Shares.

(c) Exercisability. A SAR shall be exercisable during the period specified by the Compensation Committee in the Grant Letter and shall be subject to such vesting and other restrictions as may be specified in the Grant Letter. The Compensation Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. SARs may only be exercised while the Grantee is employed or engaged by the Company or Affiliate or during the applicable period after termination of employment or engagement as described in Section 5(c) above. A tandem SAR shall be exercisable only during the period when the Option to which it is related is also exercisable.

A Grant Letter may provide that if on the last day of the term of a SAR the Fair Market Value of one Share exceeds the base amount per Share of the SAR, the Grantee has not exercised the SAR or the tandem Option (if applicable), and the SAR has not otherwise expired, the SAR shall be deemed to have been exercised by the Grantee on such day. In such event, the Company shall make payment to the Grantee in accordance with this Section, reduced by the number of Shares (or cash) required for withholding taxes; any fractional Share shall be settled in cash.

(d) Grants to Non-Exempt Employees. Notwithstanding the foregoing, SARs granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such SARs may become exercisable, as determined by the Compensation Committee, upon the Grantee’s death, Disability or retirement, or upon a Change in Control or other circumstances permitted by applicable regulations).

(e) Value of SARs. When a Grantee exercises SARs, the Grantee shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for a SAR is the amount by which the Fair Market Value of the underlying Share on the date of exercise of the SAR exceeds the base amount of the SAR as described in subsection (a) above.

(f) Form of Payment. The appreciation in a SAR shall be paid in Shares, cash or any combination of the foregoing, as the Compensation Committee shall determine. For purposes of calculating the number of Shares to be received, Shares shall be valued at their Fair Market Value on the date of exercise of the SAR.

Section 9. Cash-Based Awards and Other Stock-Based Awards

The Compensation Committee may grant Cash-Based Awards or Other Stock-Based Awards to any Employee, Advisor or member of the Board, on such terms and conditions as the Compensation Committee shall determine. Cash-Based Awards and Other Stock-Based Awards may be awarded subject to the achievement of performance goals or other conditions and may be payable in cash, Company Stock or any combination of the foregoing, as the Compensation Committee shall determine.

Section 10. Dividend Equivalents

The Compensation Committee may grant Dividend Equivalents in connection Stock Units or Other Stock-Based Awards. No Dividend Equivalents or dividends may be granted in connection with Options or SARs. Dividend Equivalents may be paid currently or accrued as contingent cash obligations and may be payable in cash or Shares, and upon such terms as the Compensation Committee may establish, including, without limitation, the achievement of specific performance goals. Notwithstanding the foregoing in this Section 10, any Dividend Equivalents granted in connection with Stock Units or Other Stock-Based Awards that are subject to specified performance goals shall be payable only if and to the extent the underlying Stock Units or Other Stock-Based Awards are payable, as determined by the Compensation Committee.

Section 11. Qualified Performance-Based Compensation

The Compensation Committee may determine that Stock Awards, Stock Units, Cash-Based Awards, Other Stock-Based Awards and Dividend Equivalents granted to an Employee shall be considered “qualified performance-based compensation” under Code section 162(m). The following provisions shall apply to Grants of Stock Awards, Stock Units, Cash-Based Awards, Other Stock-Based Awards and Dividend Equivalents that are to be considered “qualified performance-based compensation” under Code section 162(m):

(a) Performance Goals.

(i) When Stock Awards, Stock Units, Cash-Based Awards, Other Stock-Based Awards or Dividend Equivalents that are to be considered “qualified performance-based compensation” are granted, the Compensation Committee shall establish in writing (A) the objective performance goals that must be met, (B) the performance period during which the performance will be measured, (C) the threshold, target and maximum amounts that may be paid if the performance goals are met, and (D) any other conditions that the Compensation Committee deems appropriate and consistent with the Plan and Code section 162(m).

(ii) The business criteria may relate to the performance of the Company, or the performance of a parent company, a subsidiary, division, business segment or business unit of the Company or a subsidiary, or based upon performance relative to performance of other companies or upon comparisons or any of the indicators of performance relative to performance of other companies, or any combination of the foregoing. Any performance goals that are financial metrics, may be determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”), or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP or under IASB Principles. The Compensation Committee shall use objectively determinable performance goals based on one or more of the following criteria: stock price, earnings per share, net earnings, operating earnings, earnings before income taxes, EBITDA (earnings before income tax expense, interest expense, and depreciation and amortization expense), return on assets, shareholder return, return on equity, growth in assets, unit volume, sales or market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures; pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; general and administrative expense savings; year-end cash; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections (whether of the Company or the Company’s third-party manufacturer) and validation of manufacturing processes (whether the Company’s or the Company’s third-party manufacturer’s); clinical achievements (including initiating clinical studies, initiating enrollment, completing enrollment or enrolling particular numbers of subjects in clinical studies, completing phases of a clinical study (including the treatment phase), or announcing or presenting preliminary or final data from clinical studies, in each case, whether on particular timelines or generally); strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors); co-development, co-marketing, profit sharing, joint venture or other similar arrangements; financing and other capital raising transactions (including sales of the Company’s equity or debt securities); debt level year-end cash position; competitive market metrics; timely completion of new product roll-outs; sales or licenses of the Company’s assets (including its intellectual property, whether in a particular jurisdiction or territory or globally, or through partnering transactions); royalty income; implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, acquisitions and divestitures. The Compensation Committee may provide for exclusion of the impact of an event or occurrence which the Compensation Committee determines should appropriately be excluded, including (A) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges, (B) an event either not directly related to the operations of the Company, Company subsidiary, division, business segment or business unit or not within the reasonable control of management, or (C) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles.

(b) Establishment of Goals. The Compensation Committee shall establish the performance goals (and any exclusions) in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under Code section 162(m). The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Compensation Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals.

(c) Announcement of Grants. The Compensation Committee shall certify and announce the results for each performance period to all Grantees after the announcement of the Company’s financial results for the performance period. If and to the extent that the Compensation Committee does not certify that the performance goals have been met, the grants of Stock Awards, Stock Units, Cash-Based Awards, Other Stock-Based Awards and Dividend Equivalents for the performance period shall be forfeited or shall not be made, as applicable. If Dividend Equivalents are granted as “qualified performance-based compensation” under Code section 162(m), a Grantee may not accrue more than $1,000,000 of such Dividend Equivalents during any calendar year.

(d) Death, Disability or Other Circumstances. The Compensation Committee may provide that Stock Awards, Stock Units, Cash-Based Awards, Other Stock-Based Awards and Dividend Equivalents shall be payable or restrictions on such Grants shall lapse, in whole or in part, in the event of the Grantee’s death or Disability during the performance period, or under other circumstances consistent with the Treasury regulations and rulings under Code section 162(m).

Section 12. Deferrals

The Compensation Committee may permit or require a Grantee to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Grantee in connection with any Stock Units, Cash-Based Awards, or Other Stock-Based Awards. If any such deferral election is permitted or required, the Compensation Committee shall establish rules and procedures for such deferrals and may provide for interest or other earnings to be paid on such deferrals. The rules and procedures for any such deferrals shall be consistent with applicable requirements of Code section 409A.

Section 13. Adjustment Upon Changes in Capitalization.

In the event any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange or issuance of Shares or other securities, any stock dividend or other special and nonrecurring dividend or distribution (whether in the form of cash, securities or other property other than a regular cash dividend), liquidation, dissolution, or other similar transactions or events, affects the Shares or the value thereof, then the Compensation Committee shall make such adjustment, in such manner as the Compensation Committee deems appropriate, in order to prevent dilution or enlargement of the rights of Grantees under the Plan, including adjustment in (i) the number and kind of Shares deemed to be available thereafter for Grants under Section 3, (ii) the number and kind of Shares that may be delivered or deliverable in respect of outstanding Grants, and (iii) the price per share or the applicable market value of such Grants. In addition, the Compensation Committee shall make such adjustments as are appropriate in the terms and conditions of, and the criteria included in, Grants (including, without limitation, cancellation of Grants in exchange for the in-the-money value, if any, of the vested portion thereof, cancellation of unvested Grants for no consideration, cancellation of out-of-the-money Grants for no consideration, substitution of Grants using securities of a successor or other entity, acceleration of the time that Grants expire, or adjustment of performance targets) in recognition of unusual or nonrecurring events (including, without limitation, a Change in Control or an event described in the preceding sentence) affecting the Company or any Affiliate of the Company or the financial statements of the Company or any Affiliate of the Company, or in response to changes in applicable laws, regulations or accounting principles. Any adjustments to outstanding Grants shall be consistent with Code section 409A or 424, to the extent applicable. Any adjustments determined by the Compensation Committee shall be final, binding and conclusive.

Section 14. Restrictions on Shares.

(a) Restrictions on Issuing Shares. No Shares shall be issued or transferred under the Plan unless and until all applicable legal requirements have been complied with to the satisfaction of the Compensation Committee. The Compensation Committee shall have the right to condition any Grant on the Grantee’s undertaking in writing to comply with such restrictions on any subsequent disposition of the Shares issued or transferred thereunder as the Compensation Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof.

(b) Transfer Restrictions.

(i) Nontransferability of Grants. Except as provided below, only the Grantee may exercise rights under a Grant during the Grantee’s lifetime. No Grant under the Plan and no Shares that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, except (A) by will or by the laws of descent and distribution or (B) with respect to Grants other than ISOs, pursuant to a domestic relations order. When a Grantee dies, the personal representative or other Person entitled to succeed to the rights of the Grantee may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee’s will or under the applicable laws of descent and distribution.

(ii) Transfer of Nonqualified Stock Options. Notwithstanding (i) above, the Compensation Committee may provide, in a Grant Letter, that a Grantee may transfer Nonqualified Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws, according to such terms as the Compensation Committee may determine; provided that the Grantee receives no consideration for the transfer of the Nonqualified Option and the transferred Nonqualified Option shall continue to be subject to the same terms and conditions as were applicable to the Nonqualified Option immediately before the transfer.

(c) ISO Notice. A Grantee shall notify the Company of any disposition of Shares acquired upon exercise of an ISO if such disposition occurs within one year of the date of such exercise or within two years of the date of grant of such ISO. The Company may impose such procedures as it determines may be necessary to ensure that such notification is made.

(d) Requirements for Issuance or Transfer of Shares. No Shares shall be issued or transferred in connection with any Grant made hereunder unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Compensation Committee. The Compensation Committee shall have the right to condition any Grant on the Grantee’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of the Shares as the Compensation Committee shall deem necessary or advisable, and certificates representing such Shares may be legended to reflect any such restrictions. Certificates representing Shares issued or transferred under the Plan may be subject to such stop-transfer orders and other restrictions as the Compensation Committee deems appropriate to comply with applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

Section 15. Withholding of Taxes.

All Grants made under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company may require that the Grantee or other Person receiving or exercising Grants pay to the Company or any Affiliate the amount of any federal, state or local taxes that the Company or any Affiliate is required to withhold with respect to such Grants, or the Company or any Affiliate may deduct from other wages paid by the Company or any Affiliate the amount of any withholding taxes due with respect to such Grants. If the Compensation Committee so permits, a Grantee may elect to satisfy the applicable tax withholding obligation with respect to a Grant by having Shares withheld up to an amount that does not exceed the Grantee’s minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities or such other rate that will not cause an adverse accounting consequence or cost. The election must be in a form and manner prescribed by the Compensation Committee and may be subject to the prior approval of the Compensation Committee.

Section 16. Consequences of a Change in Control.

The Compensation Committee may provide in a Grant Letter or otherwise terms under which Grants may vest and, as applicable, be exercisable or payable in the event of a Change in Control or in the event of a Grantee’s termination of employment or engagement by the Company and any Affiliate in connection with, upon or within a specified time period after a Change of Control. In addition, in the event of a Change in Control, the Compensation Committee may take one or more of the following actions with respect to any or all outstanding Grants: the Compensation Committee may (i) require that Grantees surrender their outstanding vested Options and SARs in exchange for one or more payments by the Company, in cash or Shares as determined by the Compensation Committee, in an amount equal to the amount by which the then Fair Market Value of the Shares subject to the Grantee’s unexercised, vested Options and SARs exceeds the Exercise Price of the vested Options or the base amount of the vested SARs, as applicable, (ii) provide for the cancellation of unvested Grants for no consideration, (iii) provide for the cancellation of out-of-the-money Grants for no consideration, (iv) after giving Grantees an opportunity to exercise their outstanding Options and SARs, terminate any or all unexercised Options and SARs at such time as the Compensation Committee deems appropriate, or (v) determine that outstanding Options and SARs that are not exercised shall be assumed by, or replaced with comparable options or rights by, the surviving corporation, (or a parent or subsidiary of the surviving corporation), and other outstanding Grants that remain in effect after the Change in Control shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). Such surrender or termination shall take place as of the date of the Change in Control or such other date as the Compensation Committee may specify (subject to consummation of the Change in Control).

Section 17. General Provisions

(a) Grant Letter. Each Grant shall be evidenced by a Grant Letter. The terms and provisions of such Grant Letters may vary among Grantees and among different Grants made to the same Grantee.

(b) No Right to Employment. The making of a Grant in any year shall not give the Grantee any right to similar grants in future years, any right to continue such Grantee’s employment relationship with the Company or its Affiliates, or, until Shares are issued, any rights as a stockholder of the Company. All Grantees shall remain subject to discharge to the same extent as if the Plan were not in effect. For purposes of the Plan, a sale of any Affiliate of the Company that employs or engages a Grantee shall be treated as the termination of such Grantee’s employment or engagement, unless the Grantee shall otherwise continue to provide services to the Company or another subsidiary of the Company as an employee or director.

(c) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Grant. Except as otherwise provided under the Plan, the Compensation Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

(d) No Funding. No Grantee, and no beneficiary or other Persons claiming under or through the Grantee, shall have any right, title or interest by reason of any Option to any particular assets of the Company or Affiliates of the Company, or any Shares allocated or reserved for the purposes of the Plan or subject to any Grant except as set forth herein. The Company shall not be required to establish any fund or make any other segregation of assets to assure satisfaction of the Company’s obligations under the Plan.

(e) Governing Law; Jurisdiction. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. To the extent the Grantee is a party to an employment agreement with the Company or any of its subsidiaries that provides for binding arbitration of employment disputes, then any disputes between the Company and such Grantee arising under the Plan shall be arbitrated in accordance with the procedures set forth in such employment agreement.

(f) Compliance with Law. The Plan, the exercise of Options and SARs and the obligations of the Company to issue or transfer Shares under Grants shall be subject to all applicable laws and regulations, and to approvals by any governmental or regulatory agency as may be required. With respect to Persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that ISOs comply with the applicable provisions of Code section 422, that the Plan comply with the applicable provisions of Code section 162(m) and that, to the extent applicable, Grants be exempt from or comply with the requirements of Code section 409A. Notwithstanding the foregoing, the Compensation Committee makes no representation that the Grants awarded under the Plan shall be exempt from or comply with Code section 409A and makes no undertaking to preclude Code section 409A from applying to Grants awarded under the Plan. To the extent that any legal requirement of section 16 of the Exchange Act or Code sections 422, 162(m) or 409A as set forth in the Plan ceases to be required under section 16 of the Exchange Act or Code sections 422, 162(m) or 409A, that Plan provision shall cease to apply. To the extent applicable, if on the date of a Grantee’s “separation from service” (as such term is defined under Code section 409A), Shares (or shares of any other company required to be aggregated with the Company for purposes of Code section 409A and its corresponding regulations) are publicly-traded on an established securities market or otherwise and the Grantee is a “specified employee” (as such term is defined in Code section 409A(a)(2)(B)(i) and its corresponding regulations) as determined by the Compensation Committee (or its delegate) in its discretion in accordance with the requirements of Code sections 409A and 416, then all Grants that are deemed to be deferred compensation subject to the requirements of Code section 409A and payable within six months following such Grantee’s “separation from service” shall be postponed for a period of six months following the Grantee’s “separation from service” with the Company, to the extent necessary to avoid the imposition of penalty taxes thereunder. The Compensation Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Compensation Committee may, in its sole discretion, agree to limit its authority under this Section

(g) Grants made in Connection with Corporate Transactions and Otherwise. Nothing contained in the Plan shall be construed to (i) limit the right of the Compensation Committee to make Grants under the Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or (ii) limit the right of the Company to grant stock options or make other awards outside of the Plan. The Compensation Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company, in substitution for awards made by such corporation. Notwithstanding anything in the Plan to the contrary, the Compensation Committee may establish such terms and conditions of the new Grants as it deems appropriate, including setting the Exercise Price of Options at a price necessary to retain for the Grantee the same economic value as the prior options.

(h) Application of Company Clawback Policy. All Grants under the Plan are subject to the applicable provisions of the Company’s clawback or recoupment policy approved by the Board or the Compensation Committee; as such policy may be in effect from time to time, and will be subject to recoupment as may be required by applicable law, regulation or listing exchange.

Section 18. Amendment or Termination.

(a) Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without stockholder approval if such approval is required in order to comply with the Code or other applicable law (including Rule 16b-3 under the Exchange Act), or to comply with applicable stock exchange requirements; and further provided that the Board may not, without the approval of the Company’s stockholders, to the extent required by such applicable law, amend the Plan to (a) increase the number of Shares that may be the subject of Grants under the Plan (except for adjustments pursuant to Section 13), (b) expand the types of awards available under the Plan, (c) materially expand the class of persons eligible to participate in the Plan, (d) amend Section 5 and Section 8 to eliminate the requirements relating to minimum exercise price, minimum grant price and stockholder approval, (e) increase the maximum permissible term of any Option or the maximum permissible term of a SAR, (f) add performance goals to Section 11, (g) increase any of the limitations in Section 3, or (h) amend Section 18(b).

(b) No Repricing Without Stockholder Approval. Notwithstanding anything in the Plan to the contrary, and other than pursuant to Section 13, the Compensation Committee shall not without the approval of the Company’s stockholders (a) lower the Exercise Price per Share of an Option (or grant price of a SAR) after it is granted, (b) cancel an Option or SAR in exchange for an Option or SAR with a lower Exercise Price, cash or another Grant (other than in connection with a Change in Control), or (c) take any other action with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are listed.

(c) Stockholder Re-Approval Requirement. If Stock Awards, Stock Units, Cash-Based Awards, Other Stock-Based Awards or Dividend Equivalents are granted as “qualified performance-based compensation” under Section 11 above, the Plan must be reapproved by the stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the provisions of Section 11, if required by Code section 162(m) or the regulations thereunder.

(d) Termination of Plan. The Plan shall terminate on December 3, 2024, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders; provided, however, in no event may an ISO be granted more than ten years after the date of the adoption of the Plan by the Board.

(e) Termination and Amendment of Outstanding Grants. A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Compensation Committee acts under Section 17(f) above. The termination of the Plan shall not impair the power and authority of the Compensation Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 17(f) above or may be amended by agreement of the Company and the Grantee consistent with the Plan.

(f) Prior Plan. Any Grants made under the Plan prior to the Restatement Effective Date shall be governed by the terms of the Plan in effect at the time each such Grant was made, unless further amended in accordance with the terms of the Grant and such version of the Plan. For the avoidance of doubt, any Grants made under the Plan on or after the Restatement Effective Date, shall be subject to the terms of the Plan in effect on and after the Restatement Effective Date.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Pacific Time, on December 1, 2016.

Vote by Internet
• Log on to the Internet and go to
www.investorvote.com/MEIP
• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA,

US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals

The Board of Directors recommends that you vote FOR the listed nominees and FOR proposals No. 2, No. 3 and No. 4:

Proposal No. 1 – Election of Directors

		For	Withhold		For	Withhold		For	Withhold
	01 - Thomas C. Reynolds, M.D., Ph.D.	☐	☐	02 - William D. Rueckert	☐	☐	03 - Christine A. White, M.D.	☐	☐

	For	Against	Abstain
Proposal No. 2 - To approve the Amended and Restated MEI Pharma, Inc. 2008 Stock Omnibus Equity Compensation Plan to increase the number of shares of common stock that may be subject to awards and make certain other changes to the plan terms.	☐	☐	☐

Proposal No. 3 – Ratification of appointment of BDO USA, LLP, as MEI Pharma, Inc.’s independent registered public accounting firm for the fiscal year ending June 30, 2017.	☐	☐	☐

Proposal No. 4 - To approve on an advisory basis, the compensation of the Company’s named executive officers (Say-on-Pay vote).	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — MEI PHARMA, INC.

FORM OF PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING

THURSDAY, DECEMBER 1, 2016

Please sign, date and return promptly in the enclosed envelope.

The undersigned hereby appoints Daniel P. Gold and Thomas M. Zech, and each of them, as proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein, to vote your shares of MEI Pharma, Inc. Common Stock at the Annual Meeting of Stockholders of MEI Pharma, Inc. to be held on Thursday, December 1, 2016, at 10:00 a.m. (Pacific Time) at the offices of MEI Pharma, Inc. located at 11975 El Camino Real, Suite 101, San Diego, CA 92130, and at any adjournments thereof upon matters set forth in the Proxy Statement, and, in their judgment and discretion, upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed on the reverse hereof by the stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED (I) FOR THE LISTED NOMINEES FOR DIRECTOR, (II) FOR THE ADOPTION OF THE AMENDED AND RESTATED 2008 STOCK OMNIBUS EQUITY COMPENSATION PLAN, (III) FOR RATIFICATION OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING JUNE 30, 2017, AND (IV) FOR APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF MEI PHARMA, INC.’S NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY VOTE”).

NOTE: In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting or any adjournment or postponement thereof, including procedural and other matters relating to the conduct of the meeting.

Each of the foregoing proposals is more fully described in the accompanying proxy statement.

This proxy will be voted as specified above. If no direction is made, this proxy will be voted FOR all nominees listed above and as recommended by the Board on the other items listed above.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting to be Held on December 1, 2016. MEI Pharma, Inc.’s Proxy Statement and 2016 Annual Report are available at http://www.edocumentview.com/MEIP.